Exhibit 10.1

CERTAIN INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. THE OMITTED PORTIONS OF THIS DOCUMENT ARE INDICATED BY [***].

Common Unit Purchase Agreement

BY AND BETWEEN

Datacentrex, Inc.

AND

ELNG Equity LLC

August 27, 2026

i

ii

Schedules

Exhibit A	Form of Joinder Agreement
Schedule 4.01(a)	Organization and Good Standing
Schedule 4.02(a)	No Conflict
Schedule 4.02(b)	Consents; Preferential Purchase Rights
Schedule 4.03(a)	Capitalization of the Company
Schedule 4.03(b)	Rights; Commitments; Obligations
Schedule 4.03(c)	Equity Interests
Schedule 4.05	Absence of Certain Changes or Events

Schedule 4.06(b)	Indebtedness
Schedule 4.09(d)	Income Tax Returns
Schedule 4.09(d)	Tax Audits
Schedule 4.09(h)	Tax Classifications
Schedule 4.10	Litigation Matters
Schedule 4.11(a)	Intellectual Property
Schedule 4.11(b)	Permitted Asset Liens
Schedule 4.11(c)	Infringement
Schedule 4.11(d)	License Agreements
Schedule 4.11(e)	Company System Interruptions
Schedule 4.12	Brokers
Schedule 4.13(a)	Owned Real Property
Schedule 4.13(b)	Leased Real Property
Schedule 4.13(d)	Subleases
Schedule 4.14(a)	Environmental Law Matters
Schedule 4.15(a)	Material Contracts
Schedule 4.15(b)	Material Contract Matters
Schedule 4.16(a)	Insurance Policies
Schedule 4.16(b)	Insurance Policy Matters
Schedule 4.17(a)	Compliance with Laws
Schedule 4.17(b)	Permit Matters
Schedule 4.18(a)	Violations
Schedule 4.18(b)	Threatened Allegations
Schedule 4.18(c)	Policies & Procedures
Schedule 4.19	Related Parties
Schedule 4.20	Personal Property
Schedule 4.22(a)	Bonds
Schedule 4.22(b)	Letters of Credit and Guarantees
Schedule 4.23(b)	Privacy and Data Security
Schedule 4.23(c)	Privacy and Data Security—Litigation

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Common Unit Purchase Agreement

This Common Unit Purchase Agreement, dated as of August 27, 2026 (this “Agreement”), is made and entered into by and between Datacentrex, Inc., a Nevada corporation (“Datacentrex” or “Purchaser”), and ELNG Equity LLC, a Delaware limited liability company (the “Company”). Purchaser and the Company may be referred to herein individually as a “Party” and collectively as the “Parties”.

Recitals

WHEREAS, the Company and the Company Subsidiaries are in the business of developing projects involving the liquefaction of Natural Gas (as defined below) and providing services related to the delivery of LNG-based fuels and other activities incidental or ancillary thereto, including the production, distribution, and marketing of Natural Gas based fuels to multiple end-markets including marine, space propulsion and power generation (such business activities conducted by the Company and the Company Subsidiaries being referred to herein as the “Business”);

WHEREAS, Purchaser desires to (a) invest an aggregate $30,000,000 in the Company and acquire Class A Common Units (as defined in that certain Second Amended and Restated Limited Liability Company Agreement of the Company, by and among the Company, Ferus (as defined below), the OIC Parties (as defined below) and the HPS Parties (as defined below) that is being entered into contemporaneously with the Closing (as defined below) (the “Second A&R LLC Agreement”)) for the Purchase Price (as defined below) upon the terms, in the manner and subject to the terms and conditions hereinafter set forth in this Agreement;

WHEREAS, the Company will use the proceeds of the Purchase Price paid hereunder (“Capital Contribution”) to [***]; and

WHEREAS, substantially concurrently with the execution of this Agreement, the Company is also entering into that certain Common Unit Purchase Agreement (the “EMG Purchase Agreement”) with EMG Eagle LNG Co-Investment, LP, pursuant to which EMG Eagle LNG Co-Investment, LP is agreeing to invest an aggregate $10,000,000 in the Company [***] and subject to the terms and conditions of the EMG Purchase Agreement, in exchange for Class A Common Units at the same value per unit as the Purchased Class A Common Units.

NOW, THEREFORE, in consideration of and subject to the covenants, representations, warranties, obligations, and other agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

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Article I

Definitions

Section 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings specified or referred to below:

“Abandoned Subsidiary” means NatGas Aruba VBA, an Aruba limited liability company.

“Active Company Subsidiary” means any Company Subsidiary other than the Abandoned Subsidiary.

“Affiliate” means, with respect to any person, any other person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through ownership of voting securities, by contract or otherwise; provided, that the Company shall not be an Affiliate of Purchaser after Closing.

“Agreement” has the meaning set forth in the preamble.

“Anti-Bribery Laws” means any Law concerning or relating to bribery and corruption, including the U.S. Foreign Corrupt Practices Act of 1977 and applicable laws or regulations enacted to implement the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions.

“Antigua Joint Venture” means Caribbean LNG Inc., a company incorporated under the laws of Antigua and Barbuda.

“Applicable Contracts” means all Contracts to which a Company Entity is a party or by which any asset or property of a Company Entity is bound.

“Balance Sheet Date” has the meaning set forth in Section 4.04(a).

“Board” has the meaning ascribed to it in the Second A&R LLC Agreement.

“Budget Act” means Sections 6221 through 6241 of the Code, together with any guidance issued thereunder or successor provisions and any similar provision of state or local tax laws.

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“Business” has the meaning set forth in the recitals.

“Business Day” means a day other than Saturday, Sunday, or any day on which the principal commercial banks located in the city of Houston, Texas are authorized or obligated to close under applicable Law.

“Cap” has the meaning set forth in Section 7.03(a)(ii).

“Capital Contribution” has the meaning set forth in the recitals.

“Casualty Loss” means any (a) material damage or destruction to an asset or property with Damages estimated to exceed $5,000,000, (b) expropriation or condemnation or taking under right of eminent domain of an asset or property, or (c) Litigation for condemnation or taking under right of eminent domain (whether permanent, temporary, whole, or partial) with respect to any asset of any Company Entity or any portion thereof.

“CERCLA” has the meaning set forth in the definition of Environmental Laws.

“Chosen Court” has the meaning set forth in Section 8.03(b).

“Claim Notice” has the meaning set forth in Section 7.06(b).

“Class A Common Units” has the meaning ascribed to it in the Second A&R LLC Agreement.

“Closing” means the consummation of purchase and sale contemplated by this Agreement and shall refer to the closing of the Funding.

“Closing Date” has the meaning set forth in Section 2.02.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor thereto.

“Company” has the meaning set forth in the preamble.

“Company Entities” means the Company and its Subsidiaries.

“Company Excluded Matters” has the meaning set forth in Section 7.03(a)(i).

“Company Fundamental Representations” means the representations and warranties set forth in Section 4.01 (Organization and Good Standing), Section 4.02(a)(ii)-(v) (No Conflict), Section 4.03 (Capitalization of the Company; Subsidiaries), Section 4.12 (Brokers), Section 4.18 (Anti-Bribery; Sanctions), and Section 4.21 (Financial Condition).

“Company Indemnified Parties” means the Company and its Affiliates and each of their respective directors, officers, employees, agents, and other Representatives.

“Company Representative” has the meaning set forth in Section 4.18(a).

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“Company Subsidiary” means any Subsidiary of the Company (together, the “Company Subsidiaries”).

“Company System Interruption” has the meaning set forth in Section 4.11(e).

“Company Systems” means information technology systems that are owned, used, held for use, leased, licensed, or controlled by or for any Company Entity.

“Confidentiality Agreement” means the Confidentiality Agreement, dated August 18, 2026, between ELNG Equity LLC and Datacentrex.

“Consent” means any Permit, Order, clearance, consent, approval, authorization, amendment, expiration or termination of applicable waiting period (including any extension thereof), exemption, waiver, ratification, or variance, together with any filing with, declaration to, registration with, or notification to, any Person.

“Consequential Damages” has the meaning set forth in Section 7.07.

“Contract” means any written or oral contract, lease, license, indenture, mortgage, note, or other evidence of indebtedness, instrument, bond, guarantee, security agreement, commitment, or other agreement or legally binding arrangement.

“Control of the Defense” has the meaning set forth in Section 7.06(d).

“Controlled Company Entities” means each of the Company Entities other than the Antigua Joint Venture.

“Damages” means, any and all claims, demands, suits, actions, causes of action, losses, costs, damages, Liabilities (excluding unknown, unasserted, or contingent liabilities) and out-of-pocket expenses suffered, incurred, or paid, including reasonable attorneys’ fees.

“Data Partner” has the meaning set forth in Section 4.23(a).

“Data Room” means the online virtual data room entitled “Eagle LNG 2026 Equity Investment” established by the Company in connection with the Transactions and hosted at www.intralinks.com.

“Datacentrex” has the meaning set forth in the preamble.

“[***]” has the meaning set forth in the recitals.

“EMG” means EMG Eagle LNG Co-Investment, LP.

“EMG Purchase Agreement” has the meaning set forth in the recitals.

“[***]” has the meaning set forth in the recitals.

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“Environmental Claim” means any and all Liabilities, losses, administrative, regulatory or judicial actions, suits, proceedings, demands, decrees, claims, Liens, judgments, warning notices, notices of non-compliance or violation, removal or remedial actions or Orders, or Damages (foreseeable and unforeseeable, including consequential and punitive Damages), penalties, fees, out-of-pocket costs, expenses, disbursements, attorneys’ or consultants’ fees, arising under or relating to any Environmental Law or any Permit issued under any such Environmental Law, as a result of (a) any violation of, or alleged violation of, or Liability arising under any Environmental Law or Permit, or (b) the presence, Release, or threatened Release at any location, whether or not owned by the Person against whom such claim is made. The term “Environmental Claim” shall include, without limitation, any claim by any Person for Damages, contribution, indemnification, cost recovery, compensation or injunctive relief or costs associated with any plan for remediation of a Release, in each case, under any Environmental Law.

“Environmental Laws” means any applicable federal, state or local statute, regulation, ordinance, or other legal requirement currently in effect relating to pollution or the protection of human health and safety, safe and efficient air navigation, natural resources or the use of natural resources (including but not limited to surface and ground water), species and their habitat, wetlands, or the environment, or concerning the presence, use, manufacture, generation, transportation, Release, threatened Release, disposal, arrangement for disposal, dumping, discharge, treatment, storage, or handling of Hazardous Substances, and including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.) (“CERCLA”), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), and the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), as each has been amended and the regulations promulgated pursuant thereto.

“Equity Interests” means (a) any share, capital stock, units, partnership or membership interests, percentage interests, units of participation, profits interests, voting rights, participations, depositary receipts, or other equity interests of any class, any securities (including debt securities) convertible into or exchangeable for any of the foregoing, any options, warrants, rights, or options to purchase, or obligations to sell, any of the foregoing, and any certificates representing any of the foregoing; and/or (b) any other right, however denominated, to subscribe for, purchase, or otherwise acquire, control or vote any equity interests or other securities of any class, with or without payment of additional consideration in cash or property, either immediately or upon the occurrence of a specified date or a specified event or the satisfaction or happening of any other condition or contingency, including without limitation warrants, options, purchase rights, exchangeable or convertible securities, indebtedness or other instruments or rights that in each case are exercisable for or convertible or exchangeable into, directly or indirectly, any equity or other security interests (including share appreciation, phantom share, profit participation or other similar rights).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity (whether or not incorporated) which is a member of a controlled group that includes the Company or any of the Company Subsidiaries or is under common control with the Company and the Company Subsidiaries within the meaning of Sections 414(b), (c), (m) or (o) of the Code.

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“Escrowed Signatures” has the meaning set forth in Section 3.05.

“[***]” has the meaning set forth in the recitals.

“Ferus” means Ferus Natural Gas Fuels LP, a Delaware limited partnership.

“Financial Statements” has the meaning set forth in Section 4.04(a).

“Financing Agreement” means (i) that certain Financing Agreement by and among Eagle LNG Partners Jacksonville II LLC, as the Borrower, OIC Investment Agent, LLC, as the administrative agent and collateral agent, and the lenders and guarantors party thereto, dated as of March 8, 2023, as amended by (a) that certain Amendment and Omnibus Agreement, dated as of April 11, 2024, and (b) that certain Amendment No. 2 to Financing Agreement, dated as of September 5, 2025.

“Fraud” means an intentional misrepresentation that constitutes intentional common law fraud under Law of the State of Delaware, where the Person making the misrepresentation knew it to be false.

“Funding” has the meaning set forth in Section 2.01.

“GAAP” means United States generally accepted accounting principles, consistently applied in accordance with past practices.

“Government Official” means (a) any full-time or part-time officer or employee of any Governmental Authority, whether elected or appointed, (b) any Person acting in an official capacity or exercising a public function for or on behalf of any Governmental Authority, or (c) any political parties, political party officials, or candidates for political office.

“Governmental Authority” means any government, quasi-governmental entity, political subdivision, regulatory authority, legislature, or other similar body, whether multinational, national, federal, regional, state, local, county, municipal, tribal, domestic, or foreign, or any agency or instrumentality of any such body, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, or any court, commission, tribunal, any governmental authority, agency, department, board, bureau, agency, body, or instrumentality or any political subdivision thereof, any administrative agency or public arbitral body, or any other body exercising or entitled to exercise regulatory, administrative, judicial, or arbitral power or authority.

“Hazardous Substance” means (a) any chemical, compound, material, mixture or substance, whether solid, liquid, or gas, that is now or hereafter defined or listed in, or otherwise classified pursuant to, any Environmental Law as a “hazardous substance,” “hazardous material,” “hazardous waste,” “extremely hazardous waste,” “acutely hazardous waste,” “restricted hazardous waste,” “radioactive waste,” “infectious waste,” “biohazardous waste,” “toxic substance,” “pollutant,” “toxic pollutant,” “contaminant,” “dangerous substance”; (b) petroleum, natural gas, natural gas liquids, liquefied natural gas, synthetic gas usable for fuel (or mixtures of natural gas and such synthetic gas), diesel fuel, gasoline, or other petroleum Hydrocarbons; (c) any radioactive materials; (d) asbestos in any form; (e) urea formaldehyde foam insulation; (f) transformers or other equipment which contain dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million; (g) radon; and (h) per- and polyfluoroalkyl substances.

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“Hedge Contracts” means any forward, futures, swap, collar, put, call, floor, cap, option or other similar Contract (excluding, for the avoidance of doubt, any physically settled Contract, including index, fixed price or physical basis transactions) that is intended to benefit from or reduce or eliminate the risk of fluctuations in the price of commodities, including any Hydrocarbons, Natural Gas, LNG, and/or other commodities, currencies, interest rates and indices, and any financial transmission rights and auction revenue rights.

“HPS Parties” means, collectively, HLEND FEP, LLC; HPS Special Situations Opportunity Fund II, L.P.; SSOF II Offshore EGL, LLC; SET Onshore Holdings Master L.P.; and Sandlapper Credit Fund, L.P.

“Hydrocarbons” means oil, Natural Gas, condensate, and other gaseous and liquid hydrocarbons or any combination thereof.

“IFRS” means International Financial Reporting Standards.

“Income Tax(es)” means any Tax imposed upon, measured by, or measured with respect to (a) net income or profits or gross income (excluding any Tax based solely on gross receipts), or (b) multiple bases (including corporate franchise, doing business or occupation Tax) if one or more of the bases on which that Tax may be measured or calculated is described in clause (a) of this definition.

“Income Tax Return” means any Tax Return in respect of Income Taxes.

“Indebtedness” of any Person at any date means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business that are not outstanding for more than thirty days past their due date, (d) all obligations of such Person under leases which are or should be, in accordance with GAAP or the IFRS, as applicable, recorded as capital leases in respect of which such Person is liable, (e) all obligations of such Person to purchase securities (or other property) which arise out of or in connection with the sale of the same or substantially similar securities (or property), (f) all deferred obligations of such Person to reimburse any bank or other Person in respect of amounts paid or advanced under a letter of credit or other instrument, (g) all indebtedness of others secured by a Lien on any asset of such Person, whether or not such indebtedness is assumed by such Person, and (h) all indebtedness of others guaranteed directly or indirectly by such Person or as to which such Person has an obligation substantially the economic equivalent of a guaranty.

“Indemnified Person” has the meaning set forth in Section 7.06(a).

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“Indemnifying Person” has the meaning set forth in Section 7.06(a).

“Indemnity Threshold” has the meaning set forth in Section 7.03(a)(i).

“Insolvent” means, with respect to any Person, that the sum of such Person’s debts and other probable liabilities exceeds the present fair saleable value of such Person’s assets (after giving effect to amounts that could reasonably be received by reason of indemnity, offset, insurance, or other similar arrangement) and such Person will not be able to pay its liabilities, including contingent and other liabilities, as they mature.

“Insurance Policies” has the meaning set forth in Section 4.16(a).

“Intellectual Property” means all U.S. and non-U.S. intellectual property rights owned or licensed by the Company or any Company Subsidiary arising from or in respect of the following: (i) all patents and applications therefor, including continuations, divisionals, provisionals, continuations-in-part, revisions, extensions, reissues of patent applications, renewals or reexaminations thereof and patents issuing thereon (collectively, “Patents”); (ii) all registered and unregistered trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names and corporate names, together with the goodwill associated with any of the foregoing, and all applications, registrations, and renewals thereof; (iii) all copyrights and mask work rights (registered and unregistered) and all registrations and applications therefor and works of authorship; (iv) all internet domain names and social media accounts of the Company or any Company Subsidiary; (v) all computer software (including source code, executable code, data, databases, systems and related documentation); and (vi) all other inventions, works of authorship, databases, technologies, processes, confidential business information, trade secrets, know how, and other intellectual property.

“Joinder Agreement” means a joinder agreement, pursuant to which the Purchaser agrees to become a party to, and be bound by the terms and conditions of, the Second A&R LLC Agreement as amended, restated, supplemented or otherwise modified from time to time, a form of which is attached hereto as Exhibit A.

“Knowledge of the Company”, and words of similar import mean the actual knowledge, following reasonable inquiry, of Jeff Ball or Scott Rogan.

“Law” means any (a) foreign, federal, state, provincial, or local laws (including common law), statutes, constitutions, regulations, rules, codes, mandates, interpretations, or ordinances enacted, adopted, issued, or promulgated by any Governmental Authority or (b) executive order, Order or other direction of a court, tribunal, or other Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 4.13(b).

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“Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any and all claims, obligations, payments, judgments, assessments, losses, Damages, penalties, fees, fines, costs, expenses, interest obligations, deficiencies, debts, and other liabilities of any kind or character (whether absolute, accrued, contingent, fixed, or unfixed, conditional or unconditional, based on negligence, strict liability, or other legal theory, whether known or unknown, or due or to become due or otherwise, and whether choate or inchoate, liquidated or unliquidated, secured or unsecured), including Taxes and reasonable fees of attorneys, experts, consultants, accountants, and other professional representatives and legal or other expenses incurred in connection therewith, costs of enforcement, costs of collection, and liabilities, costs, losses and Damages for or attributable to personal injury, illness or death, property damage, environmental Liabilities, Contract claims, torts, violations of applicable Laws, or any other legal right or duty actionable at Law or equity, and including penalties and interest on any amount payable as a result of any of the foregoing and any and all amounts paid in settlement of any of the foregoing.

“License Agreements” has the meaning set forth in Section 4.11(d).

“Lien” means any security interest, pledge, mortgage, lien, charge, restriction, deed of trust, assessment, levy, charge, defect, easement, covenant, encroachment or other encumbrance limitation, or restriction, including any Tax lien; provided, however, that with regard to any Equity Interest a “Lien” shall also include an option, Preferential Purchase Right, restriction on transfer or issuance, proxy agreement or voting agreement, or other similar encumbrance, limitation, or restriction.

“Litigation” means any demand, notice of violation, action, lawsuit, case, arbitration, mediation, hearing, audit, suit, or other proceeding (whether civil, criminal, or administrative) commenced, brought, conducted, or heard by or before any Governmental Authority, private arbitrator, or mediator, and any subpoena in connection therewith.

“LNG” means Natural Gas in a liquid state at or below its point of boiling and at or near atmospheric pressure.

“Manager” has the meaning ascribed to it in the Second A&R LLC Agreement.

“Material Adverse Effect” means any event, circumstance, change, occurrence, or effect that, individually or in the aggregate, (x) has had or would reasonably be expected to have a material adverse effect on the business, financial condition, or results of operations of the Company and the Company Subsidiaries, taken as a whole, or on the Projects, taken as a whole, or (y) prevents or materially impedes, interferes with, or hinders the consummation of the Transactions and the performance by the Company Entities of their obligations hereunder and thereunder; provided, that, no adverse effect to the extent arising out of, resulting from or attributable to the following shall constitute or be deemed to contribute to a “Material Adverse Effect” or otherwise be taken into account in determining whether a “Material Adverse Effect” has occurred or would be reasonably likely to occur: (a) international, national, regional, local or industry-wide political, economic, or business conditions (including financial, banking, credit, commodities, securities, and capital market conditions and any disruption thereof or decline in the price of any security or any market index); (b) acts of war (whether or not declared), sabotage, terrorism, or military actions, including the commencement, continuation or the escalation thereof, hurricanes, pandemics, earthquakes, floods, tsunamis, tornadoes, mudslides, wild fires or other natural disasters and other force majeure events; (c) conditions generally affecting the industry in which the Company operates; (d) actual or proposed adoption of or changes in Laws or accounting regulations or principles (including GAAP or IFRS, as applicable) or actual or proposed changes in interpretation thereof; (e) any failure of the Company to meet any internal or published projections, forecasts or revenue or earnings predictions for any period; (f) action(s) consented to in writing by Purchaser; (g) any matter that is set forth in any Schedule as of the date hereof; (h) Purchaser’s breach of this Agreement or any Purchaser Documents; or (i) the execution or announcement of this Agreement or of the Closing or the taking of any action contemplated or required by this Agreement or the consummation of the Transactions contemplated hereby; in each of clauses (a), (b), (c), and (d) above, to the extent that such circumstance, change, event, occurrence or effect does not affect the Company Entities, taken as a whole, or the Projects, taken as a whole, in a disproportionate manner relative to similarly situated third parties in the business and industries and general geographic areas in which the Company Entities operate; provided, that notwithstanding anything to the contrary in this Agreement, any indemnification provided under this Agreement or any insurance, claim right of contribution, other indemnity or other similar rights available to a Party shall not be taken into consideration or account in determining whether a “Material Adverse Effect” exists or has occurred.

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“Material Company Subsidiary” means any Active Company Subsidiary that is actively conducting business and generates revenues of more than $5,000,000 during a calendar year.

“Material Contracts” has the meaning set forth in Section 4.15(a).

“Maxville Liquefaction Plant” means the Company Subsidiary owned Maxville Florida LNG production facility located at 16236 Normandy Blvd, Jacksonville FL 32234.

“Natural Gas” means any Hydrocarbons or mixture of Hydrocarbons consisting predominantly of methane and including other Hydrocarbons and non-combustible gases.

“OFAC” has the meaning set forth in the definition of Sanctioned Person.

“OIC Parties” means, collectively, Orion Energy Credit Opportunities Fund III, L.P.; Orion Energy Credit Opportunities Fund III GPFA, L.P.; Orion Energy Credit Opportunities Fund III GPFA PV, L.P.; OIC III PV Eagle Splitter, L.P.; OIC Credit Opportunities Fund IV, L.P.; OIC Credit Opportunities Fund IV GPFA, L.P.; OIC Credit Opportunities Fund IV AUS, L.P.; and OIC IV PV Eagle Splitter, L.P.

“Order” means any order, ruling, consent, writ, judgment, charge, subpoena, injunction, settlement, decree, stipulation, decision, verdict, determination, or award (whether temporary, preliminary, final, or permanent) made, rendered, entered, or otherwise put in effect by, under the authority of, or with any Governmental Authority, private arbitrator, or mediator.

“Ordinary Course of Business” means the ordinary and usual course of the business of the Company and the Company Subsidiaries, consistent with past practice.

“Organizational Documents” means, with respect to any Person, the articles or certificate of incorporation or organization and by-laws, the limited partnership agreement, the partnership agreement or the limited liability company agreement, operating agreement or such other organizational documents of such Person, including those that are required to be registered or kept in the jurisdiction of incorporation, organization or formation of such Person and which establish the legal existence and govern the internal affairs of such Person, in each case together with any amendment, modification, restatement, supplement, certificate of designations, or similar to any of the foregoing.

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“Owned Real Property” has the meaning set forth in Section 4.13(a).

“Participation Maximum” has the meaning set forth in Section 6.09(a).

“Parties” and “Party” has the meaning set forth in the preamble.

“Pass-Through Tax Return” means any Tax Return (such as an IRS Form 1065 and associated IRS Schedules K-1 and corresponding state and local Tax Returns) of the Company with respect to which the Company is treated as a “partnership” or “fiscally transparent” entity for applicable federal, state, local or foreign non-U.S. Income Tax purposes.

“Patents” has the meaning set forth in the definition of Intellectual Property.

“Permit” means any approval, memorandum of understanding, consent, waiver, exemption, variance, franchise, permit, authorization, determination, concession, agreement, granted right, tariff, rate, certification, qualification, declaration, designation, registration, clearance, amendment, certificate of authority, or license issued from or by a Governmental Authority.

“Permitted Asset Liens” means:

(a) statutory Liens for Taxes or assessments not yet due or payable;

(b) all applicable Laws and all rights reserved to or vested in any Governmental Authority: (i) to control or regulate any asset in any manner or to assess Taxes with respect to any assets of the Company Entities; (ii) by the terms of any right, power, franchise, grant, license, or Permit, or by any provision of Law, to terminate such right, power, franchise, grant, license, or Permit or to purchase, condemn, expropriate, or recapture or to designate a purchaser of any assets of the Company Entities; (iii) to use such property in a manner which does not materially impair the use of such property for the purposes for which it is currently owned and operated; or (iv) to enforce any obligations or duties affecting the assets of the Company Entities to any Governmental Authority with respect to any franchise, grant, license or Permit;

(c) vendors, carriers, warehousemen’s, repairmen’s, mechanics’, workmen’s, materialmen’s, construction, or other like Liens arising by operation of Law in the Ordinary Course of Business or incident to the construction or improvement of any property in respect of obligations which are not yet due;

(d) Liens incurred in the Ordinary Course of Business in connection with worker’s compensation, unemployment insurance, social security, and other Laws and that do not in the aggregate materially impair the use of the property or assets of the owner of the property subject to such Lien;

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(e) Liens, sureties, bonds, deposits, or pledges (i) to secure mandatory statutory obligations or (ii) to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, or for purposes of like general nature in the Ordinary Course of Business, in an aggregate amount not to exceed $250,000;

(f) any zoning, building and land use or similar law, ordinance, Order, decree, restriction, condition or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property, including easements and rights of way appertaining thereto, in each case which, individually or in the aggregate, do not materially detract from the value of the affected property and do not materially interfere with the ordinary conduct of the business of such Company Entity or any other Company Entity;

(g) Liens securing Capital Leases (as defined in the Financing Agreement) that are Permitted Debt (as defined in the Financing Agreement);

(h) Liens arising with respect to easements, leases, subleases, licenses, sublicenses, reservations, covenants, rights-of-way, utility easements and other similar encumbrances on the use of real property, in each case which, individually or in the aggregate, do not materially detract from the value of the affected property and do not materially interfere with the ordinary conduct of the business of such Company Entity or any other Company Entity; and

(i) Liens created under Material Contracts or by operation of Law in respect of obligations that are not yet due.

“Person” means an individual, corporation, company, joint venture, partnership, limited liability company, association, firm, trust, unincorporated organization, or other entity, business, or organization, including any Governmental Authority.

“Personal Information” means information or data, in any form, that is capable, directly or indirectly, of being associated with, related to, or linked to, or used to identify, describe, contact, or locate, a natural Person, device or household, and/or is considered “personally identifiable information”, “personal information”, “personal data”, or any similar term by any applicable Laws or Privacy Requirements.

“Preferential Purchase Right” means any preferential purchase right, right of first refusal, right of first offer, pre-emptive right, redemption right, subscription right, participation right, option, warrant, or other similar right, tag along right, drag along right, call right, put right, or other similar right, voting right, or any other right or agreement that enables any Person to purchase, redeem, or acquire or impose a Lien on any asset or Equity Interest or any interest therein or portion thereof.

“Pre-Notice” has the meaning set forth in Section 6.09(b).

“Privacy Laws” means all Laws and associated implementing regulations, as amended, consolidated, re-enacted, or replaced from time to time, relating to the privacy, security, or Processing of Personal Information, data breach notification, website and mobile application privacy policies and practices, Processing, and security of payment card information, and email, text message, or telephone communications.

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“Privacy Requirements” has the meaning set forth in Section 4.23(a).

“Processing” means any operation or set of operations which is performed on Personal Information, such as the use, collection, processing, storage, recording, organization, adaption, alteration, transfer, retrieval, consultation, disclosure, dissemination, or combination of such Personal Information, or is considered “processing” by any applicable Laws or Privacy Requirements.

“Pro Rata Portion” has the meaning set forth in Section 6.09(a).

“Projects” means, collectively, individually, or in a combination, as dictated by the context, [***].

“Protected Communications” means, at any time, any and all communications in whatever form, whether written, oral, video, electronic or otherwise, that shall have occurred between or among any of the Company, any Company Subsidiary, or any of their respective Affiliates, equity holders, directors, officers, employees, agents, advisors and attorneys (including Troutman Pepper Locke LLP or any predecessor or successor law firm of the foregoing) relating to this Agreement, the events and negotiations leading to this Agreement, or any of the Transactions.

“Purchase Price” has the meaning set forth in Section 2.01.

“Purchased Class A Common Units” means Class A Common Units purchased by Datacentrex in accordance herewith.

“Purchaser” has the meaning set forth in the preamble.

“Purchaser Documents” has the meaning set forth in Section 5.02.

“Purchaser Excluded Matters” has the meaning set forth in Section 7.03(b)(i).

“Purchaser Fundamental Representations” means the representations and warranties set forth in Section 5.01 (Organization and Good Standing), Section 5.02 (Authority), Section 5.03 (Conflicts), and Section 5.06 (Brokers).

“Purchaser Indemnified Parties” means Purchaser and its Affiliates and each of their respective partners, members, equity holders, directors, officers, employees, agents, and other Representatives.

“Purchaser’s Knowledge”, and words of similar import mean the actual knowledge, following reasonable inquiry, of Parker Scott, Chief Executive Officer of Datacentrex.

“Real Property” has the meaning set forth in Section 4.13(b).

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“Real Property Leases” has the meaning set forth in Section 4.13(b).

“Related Party” has the meaning set forth in Section 4.19.

“Related Party Contract” has the meaning set forth in Section 4.19.

“Release” means a release, deposit, discharge, emission, emanation, leaking, leaching, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, dispersal, disposing into, through or upon any land or water or air, or otherwise entering into the environment, including the movement through ambient air, soil, surface water, ground water, wetlands, land, or subsurface strata.

“Reporting Period” has the meaning set forth in Section 4.04(a).

“Representatives” means, as to any Person, its Affiliates and its and their respective officers, directors, managers, employees, agents, partners, members, stockholders, equity holders, counsel, accountants, financial advisors, engineers, consultants, and other advisors.

“Right” means any outstanding, promised, exercisable, or authorized option, warrant, convertible or exchangeable security, equity or equity-linked compensation, subscription, Preferential Purchase Right, call, or other right, commitment, agreement, or obligation (contingent or otherwise), to subscribe for, convert, purchase, or otherwise acquire (including by exchange) any Equity Interest or other security of any class, with or without payment of consideration, either immediately or upon the occurrence of a specified date or specified event or the satisfaction of any other condition.

“Sanctioned Country” means a country or territory that is the subject of comprehensive Sanctions (currently Cuba, Iran, North Korea, Syria (prior to July 1, 2025), the Crimea region of Ukraine, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic).

“Sanctioned Person” means (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or the U.S. Department of State, the United Nations Security Council, the European Union, any Member State of the European Union, or the United Kingdom; (b) any Person operating, organized, or resident in a Sanctioned Country; (c) the government of a Sanctioned Country or the Government of Venezuela; or (d) any Person controlled by any such Person or Persons or acting for or on behalf of such Person or Persons. Controlled, for purposes of this definition of Sanctioned Person, means under U.S. law, owned 50% or more by Persons listed in any Sanctions-related list, and for other applicable sanctions laws, such as those enacted in the United Kingdom or European Union, owned 50% or more by a Person listed in any Sanctions-related list or otherwise “controlled” by such person, directly or indirectly, within the meaning of UK or EU regulations or guidance.

“Sanctions” means applicable Laws involving economic or financial sanctions matters imposed, administered, or enforced from time to time by the U.S. government, including those administered by OFAC or the U.S. Department of State, the United Nations Security Council, the European Union, any European Union Member State, or the United Kingdom.

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“Schedules” means the disclosure schedules delivered by the Company as to Article IV and by Purchaser as to Article V simultaneously with the execution of this Agreement and which form a part of this Agreement.

“Second A&R LLC Agreement” has the meaning set forth in the recitals.

“[***]” has the meaning set forth in the recitals.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Incident” has the meaning set forth in Section 4.23(b).

“Subsequent Financing” has the meaning set forth in Section 6.09(a).

“Subsequent Financing Notice” has the meaning set forth in Section 6.09(b).

“Subsidiary” means (a) with respect to the Company, any other Person in which the Company holds a direct or indirect Equity Interest, and (b) with respect to any other Person, any person of which fifty percent (50%) or more of the outstanding voting securities or other voting Equity Interests are owned, directly or indirectly, by the pertinent Person.

“Talleyrand Bunkering Facility” means Company Subsidiary owned shoreside fueling terminal located at 2831 Talleyrand Avenue Jacksonville, FL 32206 at the Port of Jacksonville Talleyrand Maritime Facility.

“Tax Return” means any return, declaration, report, claim, estimate, form, information return, election, statement, or other similar filing or document relating to Taxes, including any amendment thereof, schedule or attachment thereto, required to be filed with any Taxing Authority.

“Taxes” means (a) all federal, state, local or non-U.S. taxes, including, without limitation, all net income, alternative or add-on minimum, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property, and estimated taxes, (b) all interest, penalties, fines, or additions to tax imposed by any Taxing Authority in connection with any item described in clause (a), and (c) any Liability for the payment of any amounts of the type described in clauses (a) or (b) as a result of any obligation to indemnify, assume or succeed to the Liability of any other Person, whether as a transferee or successor, or by Contract.

“Taxing Authority” means any Governmental Authority that imposes, regulates, administers, collects, or regulates the collection of Taxes in any applicable jurisdiction.

“Third Person Claim” has the meaning set forth in Section 7.06(b).

“Threatened” means that a demand or statement has been made to a Person or any of its Representatives that would lead a prudent and reasonable Person to conclude that a Litigation is reasonably expected to be commenced or filed in the future against such Person or any of its Affiliates.

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“Trade Controls” means (a) all applicable trade, export control, import, and antiboycott Laws and regulations imposed, administered, or enforced by the U.S. government, including the Arms Export Control Act (22 U.S.C. § 1778), the International Emergency Economic Powers Act (50 U.S.C. §§ 1701–1706), Section 999 of the Code, the U.S. customs Laws at Title 19 of the U.S. Code, the Export Control Reform Act of 2018 (50 U.S.C. §§ 4801-4861), the International Traffic in Arms Regulations (22 C.F.R. Parts 120–130), the Export Administration Regulations (15 C.F.R. Parts 730-774), the U.S. customs regulations at 19 C.F.R. Chapter 1, and the Foreign Trade Regulations (15 C.F.R. Part 30); and (b) all applicable trade, export control, import, and antiboycott Laws and regulations imposed, administered or enforced by any other country, except to the extent inconsistent with U.S. Law.

“Transactions” means the transactions contemplated by this Agreement.

“Vesting Instruments” means all (a) options to lease, options to purchase, purchase and sale agreements, or similar Contracts in which any Company Entity has an option to acquire, or an agreement to acquire, a real property interest, (b) all Real Property Leases, and (c) all deeds conveying the Owned Real Property to the applicable Company Entity.

Section 1.02 Construction, Interpretation, Etc.

(a) The words “hereof”, “herein”, “hereby”, “hereto”, and “hereunder” and words of like import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement unless expressly so limited.

(b) Unless the context requires otherwise, the words “party” or “parties” shall refer to the Parties to this Agreement.

(c) The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Schedules, and Exhibits are to Articles, Section, Schedules, and Exhibits of this Agreement unless otherwise specified.

(d) All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

(e) Any capitalized term used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning given to such term in this Agreement.

(f) Unless otherwise specified, (i) any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular, (ii) words importing one gender shall include the other gender, and (iii) capitalized derivatives or other variations of a defined term shall have corresponding meanings and shall be construed accordingly.

(g) The table of contents and headings in this Agreement are for convenience of reference only and will not affect the meaning or interpretation of this Agreement.

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(h) Whenever the words “include”, “includes”, or “including”, or words of similar import, are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import, unless expressly specified to the contrary.

(i) The terms “writing”, “written”, “written communication”, “written notice” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form and shall be deemed satisfied under this Agreement by use of e-mail and other forms of electronic communication. Where provision is made for agreement or the giving of notice, approval or consent by any Party, such agreement, notice, approval, or consent must be in writing unless otherwise specified.

(j) References to any Person include the successors and permitted assigns of that Person and, in the case of Governmental Authorities, Persons succeeding to their respective functions and capacities.

(k) References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. Any reference to “days” means calendar days unless Business Days are expressly specified.

(l) If any action under this Agreement is required to be done or taken or any notice is required to be given or delivered on or by a day that is not a Business Day, then such action shall be required to be done or taken or such notice shall be given or delivered not on or by such day but on or by the first succeeding Business Day thereafter.

(m) When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date shall be excluded in calculating the beginning of such period and, if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day.

(n) References to “$” shall mean U.S. dollars and all payments hereunder shall be made in U.S. dollars. Accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP (or IFRS if referencing the Antigua Joint Venture).

(o) The words “shall” and “will” shall have the same meaning unless context requires otherwise, and the word “or” shall not be deemed to be exclusive.

(p) References to any Law shall be to such Law as amended, modified, codified, reenacted, or replaced and as in effect from time to time and shall be construed as including all statutory or regulatory provisions consolidating, amending, or replacing such Law.

(q) References to any Contract or other instrument shall be deemed to include all amendments, extensions, supplements, and other modifications (including by waiver or consent) to such Contract or instrument (without, however, limiting any prohibition on any subsequent amendments, extensions, and other modifications by the terms of this Agreement).

(r) Any fact or item disclosed on any Schedule to this Agreement shall be deemed disclosed on all other Schedules to this Agreement to which such fact or item may reasonably apply so long as such other Schedule expressly provides, on its face, the applicability of such disclosure to such other Schedule.

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Article II

Purchase and Sale of Purchased Class A Common Units; Use of Proceeds

Section 2.01 Purchase and Sale of Class A Common Units.

(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Funding, which shall occur on the date written on the first line of this Agreement, Purchaser shall purchase, and the Company shall issue and sell to Purchaser, 23,076,923 Class A Common Units for the purchase price of $1.30 per Class A Common Unit. As applied to the Class A Common Units, the term “Purchase Price” means the product of $1.30 and the aggregate number of Class A Common Units set forth in the previous sentence. Such purchase and sale shall be free and clear of all Liens other than restrictions on transfer under applicable federal and state securities laws and under the Second A&R LLC Agreement and shall be consummated in accordance with Section 3.04 (the consummation of such Capital Contribution, the “Funding”).

Section 2.02 Effect of Funding. Immediately upon receipt of the Capital Contribution, (i) all Escrowed Signatures shall be deemed released; (ii) the Class A Common Units shall be deemed issued automatically and without any further action by any Party; and (iii) the Second A&R LLC Agreement shall be deemed effective automatically and without any further action by any Party, with each bearing the date of the Capital Contribution, including an updated Schedule A of said Second A&R LLC Agreement which shall set forth opposite Purchaser’s name the Class A Common Units acquired by Purchaser. The Closing will be deemed to have occurred at 12:01 a.m. Eastern time on the date of the Funding (such date being the “Closing Date”).

Section 2.03 Uses of Proceeds. The proceeds from the sale of the Purchased Class A Common Units will be utilized for [***].

Section 2.04 Failure to Make Capital Contribution. If Purchaser does not make the Capital Contribution on the date of execution of this Agreement, and such failure continues for a period of five (5) Business Days after written notice thereof from the Company to Purchaser, then the Company may, in its sole discretion, elect to (a) terminate this Agreement immediately upon written notice to Purchaser, or (b) seek specific performance against Purchaser for the funding of the Capital Contribution pursuant to Section 8.08.

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Article III

DELIVERIES & Escrow

Section 3.01 Deliveries of the Company prior to Funding. Prior to the execution of this Agreement, the Company shall deliver, or cause to be delivered, to Purchaser, each in form and substance reasonably satisfactory to Purchaser:

(a) a copy of the Second A&R LLC Agreement reflecting an updated Schedule A which shall set forth opposite Purchaser’s name the Class A Common Units to be acquired by Purchaser, duly executed by the Company and the members of the Company (other than Purchaser); and

(b) a certificate duly executed by an officer of the Company, attaching and certifying that such attachments are true and correct copies of (i) the Organizational Documents of the Company and each Active Company Subsidiary as in effect immediately prior to Closing, and (ii) resolutions of the board of managers of the Company approving this Agreement and the consummation of the Transactions, including the issuance of the Class A Common Units to Purchaser and adopting the Second A&R LLC Agreement upon the Closing.

Section 3.02 Deliveries of the Company at Funding. On the Closing Date, the Company shall deliver, or cause to be delivered to the Purchaser, the following:

(a) a certificate duly executed by an officer of the Company acknowledging the receipt of the Capital Contribution;

(b) evidence that Purchaser has been entered in the Company’s record books as the holder of record of the Class A Common Units;

(c) a copy of the Joinder Agreement duly executed by the Company;

(d) good standing certificates (or the equivalent) of the Company and each Material Company Subsidiary issued by the Secretary of State of Delaware and any other applicable Governmental Authorities for each jurisdiction in which the Company Entities are organized, each dated not more than five (5) Business Days prior to the date hereof; and

(e) a properly completed and executed IRS Form W-9 of the Company.

Section 3.03 Deliveries of Purchaser Prior to Funding. At or prior to the execution of this Agreement, Purchaser shall deliver, or cause to be delivered to the Company, the following:

(a) a properly completed and executed IRS Form W-9 for Purchaser; and

(b) a copy of the Joinder Agreement duly executed by the Purchaser.

Section 3.04 Deliveries of Purchaser at Funding. On the Closing Date, Purchaser shall deliver, or cause to be delivered, the Capital Contribution as follows:

(a) to the Company, the Purchase Price in cash, by wire transfer of immediately available funds to the account provided by the Company at least one (1) Business Day prior to the Closing.

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Section 3.05 Escrow of Signatures. With respect to the Funding, each of the signatures delivered by the Company with regard to the Second A&R LLC Agreement (together, the “Escrowed Signatures”) shall be held in escrow by Purchaser and shall not be deemed released and effective until such time as they are released in accordance with Section 2.02.

Section 3.06 Mutual Conditions. The obligation of the Parties to consummate the Funding on the Closing Date will be subject to the prior satisfaction or waiver of the conditions contained in this Section 3.06.

(a) There shall not be in effect any law or governmental Order which restrains, prohibits or makes illegal the consummation of this Agreement, and no Governmental Authority of competent jurisdiction shall have instituted or threatened a proceeding seeking to impose any such restraint or prohibition.

(b) All consents, approvals, authorizations, Orders, registrations or qualifications of or with any applicable Governmental Authority of competent jurisdiction over the Company Entities or any of their respective properties, the Purchaser, or any other third party required for the issuance and sale by the Company of the Class A Common Units by the Company or for the consummation of the Transactions, shall have been obtained, and no such consents, approvals, authorizations, Orders, registrations or qualifications shall have been withdrawn, suspended or conditioned, except in each case for such consents, approvals, authorizations, Orders, registrations or qualifications (i) as may be required under state securities or Blue Sky laws in connection with the purchase and distribution of the Class A Common Units or (ii) the failure of which to obtain could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Article IV
Representations and Warranties of the Company

Except as set forth on the Schedules, the Company hereby represents and warrants to Purchaser, as of the date hereof (except, as to any representation or warranty which specifically relates to an earlier date, as of such earlier date), as follows:

Section 4.01 Organization and Good Standing.

(a) The Company is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware. Each Material Company Subsidiary has been duly organized, validly existing, and is in good standing (or the equivalent thereof) under the laws of the jurisdiction specified in Schedule 4.01(a).

(b) The Company and each Material Company Subsidiary is (i) duly qualified, authorized, or licensed to conduct its business and to own, lease and operate its properties and assets and (ii) in good standing (or the equivalent thereof) under the laws of each jurisdiction in which the character or location of the properties it owns, leases, or operates or the nature of the business it conducts makes such qualification, authorization, or licensing necessary or required, except where the lack of such qualification would not have a Material Adverse Effect.

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(c) The Company and each Material Company Subsidiary have all requisite power and authority to own, lease, operate, and/or use the properties and assets owned by it and to conduct its business as it is now being conducted.

(d) The Company has all requisite entity power, authority, and legal capacity to execute and deliver this Agreement to consummate the Transactions and to enter into and perform its obligations hereunder.

(e) The execution, delivery, and performance by Company of this Agreement, and the consummation of the Transactions, have in each case been duly and validly authorized by all necessary entity action on behalf of the Company, with no other actions or proceedings on the part of the Company being necessary in respect thereof. This Agreement has been duly and validly executed and delivered by the Company and (assuming the due authorization, execution, and delivery by the other parties hereto) constitutes the legal, valid, and binding obligation of the Company, enforceable against Company in accordance with its terms, except as the same may be limited by (i) bankruptcy, insolvency, or other similar Laws of general application affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(f) The Company has made available to Purchaser true, accurate, and complete copies of the Organizational Documents of the Company Entities and all authorizing resolutions and consents of the boards of the Company Entities. The Organizational Documents of the Company Entities are in full force and effect as of the date of this Agreement, and no Company Entity is in default under or in breach of any provision of any such Organizational Document.

Section 4.02 No Conflict; Consents and Preferential Purchase Rights.

(a) No Conflicts. Except as set forth on Schedule 4.02(a), and except in the case of clause (i) for matters which would not be materially adverse to the Company Entities, taken as a whole, the execution, delivery, and performance by the Company of this Agreement and the consummation of the Transactions contemplated hereby and thereby, does not and will not, with or without notice, lapse of time, or both:

(i) conflict with, result in a violation or breach of any provision of, constitute a default under, result in the modification or cancellation of, or give rise to any right of termination, cancellation, payment, modification, or acceleration in respect of, in each case in any material respect and with or without notice, lapse of time or both, any Contract of any kind, or any Permit or Vesting Instrument to which the Company or any Company Subsidiary is a party or to which the Company or any Company Subsidiary or any of its assets or property is bound;

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(ii) result in the creation or imposition of any Lien or Right on the Equity Interests or assets or property of the Company or any Company Subsidiary, other than restrictions under applicable federal and state securities Laws and restrictions on transfer under the applicable Company Entity’s Organizational Documents;

(iii) violate, breach, or conflict with, in each case in any material respect, any Law to which the Company or any Company Subsidiary or any of their assets or property is subject;

(iv) require any authorization, consent, Order, Permit, or approval or other Consent of, or notice to, or filing, registration or qualification with, or other material action by or before, any Governmental Authority; or

(v) conflict with or result in any breach or violation of any of the terms, conditions, or other provisions of the Company’s or any other Company Entity’s Organizational Documents.

(b) Consents; Preferential Purchase Rights. Except as set forth in Schedule 4.02(b), and except for any Consents delivered at Closing pursuant to Section 3.01, (i) no material Consent is required for or in connection with the issuance of the Purchased Class A Common Units to Purchaser or the consummation of the Transactions and the performance by the Company of the terms and conditions contemplated by this Agreement; (ii) there are no outstanding Preferential Purchase Rights that are applicable to the issuance of the Purchased Class A Common Units to Purchaser or otherwise in connection with the Transactions or any Preferential Purchase Rights have been waived by the holders of such rights; and (iii) for the avoidance of doubt, with respect to the Material Contracts, material Permits, Vesting Instruments, and other material assets and properties of the Company Entities, (A) no material Consent is required thereunder for or in connection with the issuance of the Purchased Class A Common Units to Purchaser and (B) there are no material Preferential Purchase Rights thereunder that are applicable to the issuance of the Purchased Class A Common Units to Purchaser.

Section 4.03 Capitalization of the Company; Subsidiaries.

(a) Schedule 4.03(a) sets forth a true, complete, and accurate schedule, as of immediately prior to the Closing and as of immediately following the Closing, with respect to each Company Entity, of (i) the name and jurisdiction of organization, formation, or incorporation of such Company Entity, (ii) its form of organization and each foreign jurisdiction in which such Company Entity is qualified or licensed to do business, (iii) the number and type of issued and outstanding Equity Interests of such Company Entity, and (iv) the identity of each holder of Equity Interests in such Company Entity and the percentage of all issued Equity Interests in such Company Entity that are held by each such holder. The Company is the direct or indirect owner of all of the Equity Interests of each Company Subsidiary other than the Antigua Joint Venture. All Equity Interests held by the Company or any Company Subsidiary are free and clear of all Liens other than Permitted Asset Liens and restrictions on transfer arising under applicable securities laws or the Organizational Documents of any Company Subsidiaries.

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(b) Except as set forth on Schedule 4.03(b), other than this Agreement and as set forth in the Organizational Documents, there are no Rights, commitments, or obligations (contingent or otherwise) that could require the Company or any Company Subsidiary to issue, sell, transfer, redeem, dispose of, or otherwise cause to become outstanding any Equity Interest of or in the Company or any Company Subsidiary, or that could give rise to any Right to subscribe for, convert, purchase, or otherwise acquire (including by exchange) any Equity Interest or other security of any class in any Company Entity, with or without payment of consideration, either immediately or upon the occurrence of a specified date or specified event or the satisfaction of any other condition. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company or any Company Subsidiary or their respective Equity Interests. There are no voting trusts, proxies, equity holder agreements, registration rights agreements, other Contracts with respect to the voting, transfer, issuance, or registration under applicable securities laws of any Equity Interests of any Company Entity or other similar Contracts, agreements, or understandings to which the Company or any other Company Entity is a party or by which the Company or any other Company Entity is bound with respect to the voting of any membership interests or other voting or Equity Interests of the Company or any Company Subsidiary or contractual obligations or commitments of any character restricting the transfer or issuance of, or requiring the registration for sale of, any membership interests or other voting or Equity Interests of the Company or any Company Subsidiary.

(c) Except as set forth on Schedule 4.03(c), (i) the Company Entities do not have any Subsidiaries and do not own, directly or indirectly, any Equity Interests in any Person and do not have any Right to acquire any Equity Interests in any Person, (ii) there are no other Equity Interests of any Company Entity, and (iii) there are no Rights or other obligations, contingent or otherwise, of any Company Entity to make any investment in (in the form of a loan, capital contribution, or otherwise), or provide any guarantee with respect to the obligations of, any Person other than a Company Entity.

(d) All the outstanding Equity Interests of the Company Entities (including the Purchased Class A Common Units) have been duly authorized, fully paid, and validly issued in compliance with applicable Laws and the Organizational Documents of the applicable Person and are nonassessable and were not issued in violation of any Preferential Purchase Rights.

(e) No former direct or indirect holder of any Equity Interest of any Company Entity has commenced or Threatened any Litigation, or Right against or in respect of any Company Entity that remains unresolved or as to which any Company Entity has any Liability. No Company Entity has otherwise violated, any applicable securities Laws or any Preferential Purchase Right, Consent, or other Right applicable to any Company Entity or any of their Equity Interests.

(f) The Company Entities do not have any Liability for, or obligation with respect to, the payment of dividends, distributions, or similar participation interests, whether or not declared or accumulated, and there are no contractual restrictions of any kind which prevent the payment of the foregoing by the Company Entities except as set forth in the Organizational Documents of the Company Entities.

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Section 4.04 Financial Statements.

(a) With respect to the Company and any consolidated Subsidiaries of the Company, the Company has made available to Purchaser true, correct, and complete copies of the following (collectively the “Financial Statements”) with respect to the Company and any consolidated Subsidiaries of the Company: (A) the audited balance sheets of the Company and any consolidated Company Subsidiaries for the years ending on December 31, 2023, December 31, 2024, and December 31, 2025, respectively (each, a “Reporting Period”), and the audited income statements of the Company and such consolidated Subsidiaries for the twelve (12) month periods ending on each such Reporting Period, respectively, and the related audited statements of cash flows and members’ interest for each such Reporting Period, and (B) the unaudited consolidated balance sheet and statement of income or operations and cash flows of the Company and its applicable consolidated Subsidiaries as of and for the three (3) month period ending on June 30, 2026 (the “Balance Sheet Date”).

(b) The Financial Statements (i) have been prepared from the books and records of the applicable Company Entities in accordance with GAAP other than the Antigua Joint Venture, for which the Financial Statements have been prepared from the books and records in accordance with IFRS, (ii) are accurate and complete in all material respects, and (iii) present fairly the consolidated financial position, statements and results of operations, and cash flows, income, and members’ equity of the applicable Company Entities as of and for the respective periods indicated. No change in accounting policies has been made in preparing the Financial Statements except for any accounting policy changes specifically referred to or described in such Financial Statements. There are no material off-balance sheet transactions arrangements, obligations, or relationships involving any Company Entities, including those from which the Financial Statements were prepared, are accurate and complete in all material respects.

(c) To the Knowledge of the Company, there are no material deficiencies or material weaknesses in the Company Entity’s ability to record, process, and summarize its financial data. The Company Entities have financial reporting systems and maintain internal control procedures over financial reporting that, in each case, provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, or IFRS with respect to the Antigua Joint Venture, including internal accounting controls designed to provide reasonable assurance that (i) transactions are executed in accordance with managements’ general or specific authorization and (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, or IFRS with respect to the Antigua Joint Venture, and to maintain accountability for its assets. The internal controls of the Company Entities over financial reporting are effective to perform the functions for which they were established and are reasonable and sufficient for a business of its size and age to record transactions as necessary in order to permit preparation of financial statements in accordance with GAAP, or IFRS with respect to the Antigua Joint Venture.

(d) (i) There have been no instances of Fraud or, to the Knowledge of the Company, corporate misappropriation with respect to any Company Entity and (ii) there have been no claims or allegations of Fraud or corporate misappropriation with respect to any Company Entity. There has been no actual Litigation or, to the Knowledge of the Company, Threatened Litigation regarding Fraud or corporate misappropriation with respect to any Company Entity.

(e) As of the Balance Sheet Date, to the Knowledge of the Company there were no material weaknesses or deficiencies in the internal controls of the Company Entities.

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Section 4.05 Absence of Certain Changes or Events. Except as set forth on Schedule 4.05, since the Balance Sheet Date, the Company and each Company Subsidiary has conducted the Business in the Ordinary Course of Business, and there has not occurred (a) any Material Adverse Effect, (b) any material change by the Company in its accounting methods, principles, policies, or practices, (c) any material revaluation of any of the Company’s or any Company Subsidiary’s assets, including, without limitation, writing off of notes or accounts receivable other than in the Ordinary Course of Business, (d) any sale, pledge, disposition of or Lien (other than any Permitted Asset Lien) upon a material amount of property of the Company or any Company Subsidiary, other than in the Ordinary Course of Business, (e) any Casualty Loss affecting the assets or properties, of the Company or any Company Subsidiary, (f) any amendment, termination, or repudiation by any Company Entity of any Material Contract, material Permit, or Vesting Instrument (other than administrative amendments to, and extensions or terminations of, a Material Contract in the Ordinary Course of Business), (g) any institution, Threat, or settlement of any material Litigation by a Company Entity, or (h) any entry by a Company Entity into a Contract or similar arrangement to do any of the foregoing.

Section 4.06 No Undisclosed Liabilities; Indebtedness.

(a) The Company and the Company Subsidiaries do not have any Liabilities (absolute, accrued, contingent or otherwise) which are required under GAAP, or IFRS with respect to the Antigua Joint Venture, to be set forth or reserved against on a balance sheet of the Company prepared in accordance with GAAP, or IFRS with respect to the Antigua Joint Venture, except Liabilities, that: (i) are set forth in, reflected in, or disclosed in the Financial Statements and are adequately provided for in the Company’s balance sheet (including any related notes thereto) as of the Balance Sheet Date and for which adequate accruals or reserves have been established on the Financial Statements in accordance with GAAP, or IFRS with respect to the Antigua Joint Venture; (ii) were incurred since the Balance Sheet Date in the Ordinary Course of Business and would not have a Material Adverse Effect; (iii) do not result from a material breach or violation of any Contract, Permit, or applicable Law; (iv) are executory obligations under any Contract (other than as a result of any material breach thereof or default thereunder by any Company Entity); or (v) are Liabilities incurred in connection with the Transactions contemplated hereby.

(b) Except as set forth on Schedule 4.06(b), no Company Entity has any Indebtedness for borrowed money or any reimbursement obligations with respect to draws under outstanding letters of credit of the Company Entities as of the Balance Sheet Date or the Closing Date.

(c) Since the Balance Sheet Date, no Company Entity has declared or paid any dividends or other capital distributions, declared or made any other distribution with respect to the Equity Interests of the Company Entities, or directly or indirectly redeemed, purchased, or otherwise acquired any Equity Interests of any Company Entity or agreed to do any of the foregoing.

Section 4.07 Employment and Labor Matters. The Company and all Controlled Company Entities do not have, and have never had, any employees. All services to the Company and to Controlled Company Entities are provided pursuant to a Management Services Agreement between Eagle LNG Partners LLC and Ferus Natural Gas Fuels LP. The Company and all Controlled Company Entities are in compliance with all applicable Laws relating to employment, social security, employee classification, employee benefits, and employee matters.

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Section 4.08 Intentionally Left Blank.

Section 4.09 Taxes.

(a) Except as set forth in Schedule 4.09(a), each Company Entity has filed all Income Tax Returns and all other material Tax Returns required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. All Income Taxes and all other material Taxes shown as due and owing on any such Tax Return have been paid.

(b) Within the last three (3) years, no Company Entity has received written notice of any Litigation by any Taxing Authority in any jurisdiction where it does not file Tax Returns that it is required to file Tax Returns in such jurisdiction.

(c) Each Company Entity has withheld or has caused to be withheld all material Taxes required to have been so withheld under applicable Tax Laws in connection with any amounts actually paid to any employee, independent contractor, lender or other third party, and has otherwise materially complied with applicable Tax Laws relating to the withholding and deduction of Taxes.

(d) Except as set forth in Schedule 4.09(d), none of the Income Tax Returns or other material Tax Returns filed by any Company Entity have been the subject of an audit, action, suit, Litigation, examination, deficiency, or assessment by any Taxing Authority, in each case, within the past three (3) years, and no such audit, action, suit, proceeding, Litigation, examination, deficiency, or assessment is currently pending or, to the Knowledge of the Company, Threatened in writing. No Company Entity has waived in writing any statute of limitation period with respect to any Tax or otherwise agreed in writing with a Taxing Authority to extend the time with respect to any Tax assessment, in each case, which waiver or agreement is currently effective or outstanding.

(e) No Company Entity has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4 or any other corresponding or similar provision of Tax Law.

(f) No Company Entity has been a member of an affiliated, consolidated, combined or unitary group (other than any group consisting solely of Company Entities) or has any Liability for the Taxes of any Person (other than another Company Entity) under Treasury Regulation Section 1.1502-6 or any similar provision of any U.S. state or local or non-U.S. Law or as a transferee or successor.

(g) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in or use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or non-U.S. Tax law) entered into on or prior to the Closing Date; (iii) installment sale made on or prior to the Closing Date; or (iv) prepaid amount or deferred revenue received or accrued on or prior to the Closing Date.

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(h) The entity classification of each Company Entity for U.S. federal income tax purposes is set forth on Schedule 4.09(h). Except as set forth on Schedule 4.09(h), no Company Entity has previously been classified for U.S. federal income tax purposes in a manner different from the classification specified on Schedule 4.09(h).

(i) Notwithstanding anything to the contrary in this Agreement, the representations and warranties set forth in this Section 4.09 and Section 4.08 (to the extent expressly related to Taxes) are the sole and exclusive representations and warranties in this Agreement with respect to Taxes and compliance (or non-compliance) with Tax-related Laws (including the Code). Other than Section 4.09(h), nothing in this Section 4.09 or otherwise in this Agreement shall be construed as a representation or warranty with respect to the amount or availability in a taxable period (or portion thereof) beginning on or after the Closing Date of any Tax attribute, asset, or benefit of any Company Entity.

Section 4.10 Litigation. Except as set forth on Schedule 4.10, the Company and each Company Subsidiary is not a party to any, and there are no pending or, to the Knowledge of the Company, Threatened Litigation nor has any Company Entity received written notice of any, actions, proceedings, investigations, audits, examinations, or inquiries or other Litigation by or before any Governmental Authority against the Company or any Company Subsidiary, any of their respective assets or properties, or, to the Knowledge of the Company, any of their current or former officers, directors, managers, or employees (in their capacity as such), and there is no Order by which any Company Entity or any of their respective assets or properties or, to the Knowledge of the Company, any of their current or former officers, directors, managers, or employees (in their capacity as such) is bound, that, in any such case, (i) challenges or seeks to prevent, materially delay, restrain, enjoin, make illegal, materially interfere with, or otherwise prohibit, the Transactions or the performance by the Company Entities of their applicable obligations under this Agreement that could otherwise reasonably be expected to have the effect of so doing, or that could otherwise reasonably be expected to result in a diminution of the benefits contemplated by this Agreement, or (ii) is otherwise a material Litigation or Order against or involving, affecting, or otherwise relating to any of the Company Entities or any of their respective assets or properties or the use, ownership, or operation thereof.

Section 4.11 Intellectual Property.

(a) Schedule 4.11(a) hereto identifies (i) each United States and foreign Patent or registration which has been issued to the Company or any Company Subsidiary with respect to any material Intellectual Property, (ii) each United States and foreign pending Patent application or application for registration which the Company or any Company Subsidiary has made with respect to any material Intellectual Property, (iii) each license, sublicense or agreement which the Company or any Company Subsidiary has granted to any third party with respect to any material Intellectual Property (together with any exceptions), and (iv) all other material Intellectual Property owned by the Company or any Company Subsidiary.

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(b) The Company has made available to Purchaser true, correct, and complete copies of all such Patents, registrations, applications, licenses, sublicenses, and agreements. Except as set forth in Schedule 4.11(b), (i) the Company or a Company Subsidiary owns, free and clear of all Liens (other than Permitted Asset Liens), licenses, or has a valid and enforceable right to use, all of the material Intellectual Property owned or used by the Company and each Company Subsidiary, as currently conducted and as currently required for the Projects, immediately after the consummation of the Transactions will continue to own, license, or have such rights to all such Intellectual Property on the same terms, (ii) neither the Company nor any Company Subsidiary pays or receives any royalty from any Person with respect to any of the material Intellectual Property owned or used by the Company or any Company Subsidiary, and (iii) the Company Entities do not have any material proprietary software.

(c) To the Knowledge of the Company, no material Intellectual Property owned, used, or under development by the Company or any Company Subsidiary conflicts with, interferes, misappropriates, infringes upon, or violates any Intellectual Property of any other Person, and there has been no written Threatened Litigation or Litigation alleging any such conflict, interference, infringement, misappropriation, or violation (including any claim that the Company or any Company Subsidiary must license or refrain from using any Intellectual Property rights of any third party). Except as set forth on Schedule 4.11(c), to the Knowledge of the Company, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any material Intellectual Property rights of the Company or any Company Subsidiary. There is no Litigation pending or, to the Knowledge of the Company, Threatened against any Company with regard to any Intellectual Property, and the Company Entities have taken all reasonable actions to protect their Intellectual Property (including trade secrets and confidential information).

(d) Schedule 4.11(d) identifies each item of material Intellectual Property that any third party owns and that the Company or any Company Subsidiary uses pursuant to license, sublicense, or agreement (other than commercially available off-the-shelf software purchased or licensed for less than a total cost to the Company of $50,000 annually) (“License Agreements”). With respect to all such License Agreements, neither the Company nor any Company Subsidiary nor to the Knowledge of the Company, any other party to any such License Agreement is in material breach thereof or material default thereunder and there has not occurred any event that, with the giving of notice or the lapse of time or both, would constitute such a material breach or material default.

(e) The Company Entities take commercially reasonable actions to maintain and protect the integrity, security, and operation of the Company Systems. The Company Systems are sufficient in all material respects for the current needs of the businesses of the Company Entities and for the current needs of the Projects, given their state of development. Except as set forth on Schedule 4.11(e), during the past two (2) years, there have been no failures, breakdowns, security breaches, or other unauthorized access, continued substandard performance or other adverse events related to the Company Systems materially affecting any such Company Entity, the Projects, or the conduct of the Company Entities’ businesses or which required notification of individuals, law enforcement, or any Governmental Authority (each, a “Company System Interruption”). The Company Entities maintain commercially reasonable security, disaster recovery, and business continuity plans, procedures and facilities and uses commercially reasonable efforts to act in compliance therewith, and such plans and procedures are designed, in the event of a Company System Interruption, to operate to restore the Company Systems for use in the conduct of the Company Entities’ businesses and the Projects in all material respects within a commercially reasonable period of time. The Company Entities have taken sufficient measures consistent with industry best practices to protect the confidentiality, integrity, and security of the Company Systems (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification, or corruption. There have been no material unauthorized intrusions or breaches of the security of such Company Systems or other adverse events affecting the Company Entities which require notification of individuals, law enforcement, or any Governmental Authority.

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Section 4.12 Brokers. Except as set forth on Schedule 4.12, (a) no Person has acted, directly or indirectly, as a broker, finder, investment banker, financial advisor, or other similar advisor for the Company or any Company Subsidiary in connection with the Transactions contemplated by this Agreement, and (b) no Person is entitled to any broker’s, finder’s, financial advisor’s, agent’s or similar fee, compensation, or commission or like payment in respect thereof in connection with the execution and delivery by the Company Entities of this Agreement or the consummation by the Company Entities of the Transactions, in each case, that is or will be payable directly or indirectly by Purchaser or any of its Affiliates or by any of the Company Entities.

Section 4.13 Real Property.

(a) Schedule 4.13(a) sets forth a complete and accurate description of all real property owned in fee by the Company or any Company Subsidiary (the “Owned Real Property”). The Company and the Company Subsidiaries have good and marketable fee simple title to all of the Owned Real Property, free and clear of all Liens, other than Permitted Asset Liens.

(b) Schedule 4.13(b) sets forth a complete and accurate description of all real property leased or subleased by the Company or any Company Subsidiary (the “Leased Real Property”, and together with the Owned Real Property, the “Real Property”), together with a description of the leases and subleases pursuant to which each of the Company and/or Company Subsidiaries hold such interests (such leases and subleases, together with all amendments, waivers and guaranties thereto, the “Real Property Leases”). The Company has delivered to Purchaser a true and correct copy of each Real Property Lease. The Company and the Company Subsidiaries hold a good and valid leasehold or subleasehold interest, as applicable, in each Leased Real Property pursuant to the applicable Real Property Lease, free and clear of all Liens, except Permitted Asset Liens. As of the date hereof, all the Real Property Leases are in full force and effect, valid, and enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization, or similar laws in effect which affect the enforcement of creditors’ rights generally and by limitations on the availability of equitable remedies and by equitable principles. As of the date hereof, there exist no defaults on the part of the Company or any Company Subsidiary, nor, to the Knowledge of the Company, any other party, under any Real Property Lease, nor do any state of facts or circumstances exist which, upon notice or lapse of time, or both, would constitute a default under any Real Property Lease.

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(c) Neither the Company nor any Company Subsidiary owns, leases or otherwise holds any rights or interests in any real property other than the Real Property.

(d) Except as set forth on Schedule 4.13(d), the Real Property is not subject to any option, purchase and sale agreement, right of first refusal, lease, license, sublease, or other occupancy agreement granting to any third party any right to use, occupy or enjoy any portion of the Real Property or to obtain title or an interest in or to any portion of the Real Property. There is no pending or, to the Knowledge of the Company, threatened condemnation, requisition or taking by any public authority of the Company’s or any Company Subsidiary’s interest in the Real Property or any portion thereof or interest therein, and neither the Company nor any Company Subsidiary has received any written notice of any such condemnation, requisition or taking by a Governmental Authority with respect to any such interest.

(e) As of the date hereof, to the Knowledge of the Company, the activities carried on by the Company or a Company Subsidiary in all buildings, plants, facilities, installations, fixtures and other structures or improvements included as part of, or located on or at, the Real Property are not in material violation of, or in material conflict with, any applicable zoning regulations or ordinances. To the Knowledge of the Company, as of the date hereof, the buildings, plants, facilities, installations, fixtures and other structures or improvements themselves included as part of, or located on or at, any Real Property, are not in material violation of, or in material conflict with, any applicable zoning regulations or ordinances.

(f) Neither the Company nor any Company Subsidiary has received written notice of any, and to the Knowledge of the Company there is no, default under any restrictive covenants or other encumbrances pertaining to the Real Property, nor will the Projects (or the construction, operation, or maintenance thereof) constitute any such default under any such restrictive covenants or other encumbrances.

Section 4.14 Environmental Matters.

(a) Except as set forth on Schedule 4.14(a), the Company and the Company Subsidiaries are and, for the last five years, have been in material compliance with all Environmental Laws and Permits issued pursuant to any Environmental Law.

(b) The Company and the Company Subsidiaries have all Permits that they are required to hold under any applicable Environmental Law for the ownership and operation of the Projects as currently owned and operated, and all such Permits are in full force and effect.

(c) There is no fact, circumstance, condition, event, or occurrence at any parcel of real property owned, leased, occupied, operated by, or otherwise controlled by the Company or any Company Subsidiary that could reasonably form the basis of any Environmental Claim against the Company or any Company Subsidiary that could reasonably be expected to result in a Material Adverse Effect.

(d) There is no Environmental Claim pending or, to the Knowledge of the Company, Threatened (i) by or against the Company or any Company Subsidiary, or (ii) otherwise, to the Knowledge of the Company, in relation to the Business as currently conducted by the Company and the Company Subsidiaries.

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(e) Neither the Company nor any of the Company Subsidiaries, and to the Knowledge of the Company, no other Person controlled by the Company or the Company Subsidiaries, has Released any Hazardous Substances in a manner or concentration that requires remediation pursuant to Environmental Law and has not been fully resolved (excluding Releases of de minimis quantities in connection with ordinary operations which were promptly addressed in accordance with Environmental Law), or that could reasonably be expected to have a Material Adverse Effect.

(f) The Company and the Company Subsidiaries have not received any letter or request for information under Section 104 of CERCLA, or comparable state Laws, and are not subject to any investigation, audit, injunction, Order, decree, judgment or settlement of an adversarial proceeding with any Governmental Authority relating to any Environmental Law or Release or threatened Release of Hazardous Substances, in each case, which is not fully resolved.

(g) Neither the Company nor any of the Company Subsidiaries has received any notice from any Governmental Authority asserting that any information set forth in any application submitted by or on behalf of it in connection with any Permit issued pursuant to any Environmental Law was inaccurate or incomplete that could reasonably be expected to have a Material Adverse Effect, and, to the Knowledge of the Company, there has not been any such inaccurate or incomplete application that could reasonably be expected to have a Material Adverse Effect.

Section 4.15 Material Contracts.

(a) Schedule 4.15(a) sets forth a true, correct and complete list of the following Contracts (collectively, the “Material Contracts”):

(i) all Applicable Contracts (A) for the purchase, sale, exchange, gathering, storage, treating, processing, marketing, transportation, or disposition (including calls or options) of Natural Gas, LNG, or other Hydrocarbons, in each case which cannot be terminated without penalty by the applicable Company Entity party thereto on thirty (30) days’ or less notice, (B) for throughput or terminal services, (C) that are a pipeline interconnection or pipeline or facility operating agreement, or (D) that are a lease under which any Company Entity is the lessor or the lessee of any real or personal property which cannot be terminated by such Company Entity without penalty upon thirty (30) days or less notice and involves an annual base rental of more than $1,000,000;

(ii) all Applicable Contracts (or a group of related Applicable Contracts) that (A) can reasonably be expected to involve or give rise to future expenditures, payments, receipts, or revenues of more than $5,000,000 during a calendar year or $25,000,000 in the aggregate over the term of such Applicable Contract, (B) relate to the acquisition, disposition, lease, or exchange any material asset (including any options to so do) with respect to which the Company Entities have any outstanding rights or obligations (excluding any indemnity obligations owed to or from the Company Entities that customarily survive the closing of such transactions and for which no Litigation is currently pending), (C) relate to the acquisition or divestiture, or potential acquisition or divestiture (by merger, divisive merger, consolidation, business combination, reorganization, joint venture or partnership transaction, purchase of Equity Interests or assets, or otherwise) by any Company Entity of any operating business or Equity Interests of any other Person, whether in a single transaction or a series of related transactions, or (D) committing to capital expenditures in excess of $7,500,000;

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(iii) all Applicable Contracts that constitute (A) a partnership, agreement, joint venture or co-investment arrangement, limited liability company agreement, strategic alliance, or similar Contract (including any tax partnership agreement), (B) a participation agreement, joint development agreement, area of mutual interest agreement, joint operating agreement, franchise agreement, or data license agreement, or otherwise involves a sharing of assets, facilities, or services and/or profits, losses, costs, or Liabilities with any other Person (including any tax partnership agreement), (C) stockholders, investors rights, registration rights, voting rights, or similar Contracts of any Company Entity (including the EMG Purchase Agreement), (D) a Related Party Contract, and/or (E) Organizational Documents of any Company Entity;

(iv) all Applicable Contracts (A) relating to or evidencing Indebtedness of any Company Entity (in any case, whether incurred, assumed, guaranteed, or secured by any asset) or that is otherwise an indenture, mortgage, loan, credit, or sale-leaseback arrangement, and any related Contracts or instruments creating Liens securing such obligations, (B) guaranteeing or assuming any obligation of another Person, or (C) that constitute Hedge Contracts;

(v) all Applicable Contracts (other than confidentiality agreements entered into in the Ordinary Course of Business) containing (A) any covenant that limits the freedom of or otherwise prohibits, limits, or restricts any Company Entity or, following Closing, Purchaser, from (1) engaging in or competing with any Person in any line of business, (2) soliciting in any market, (3) operating the Business or other assets of the Company Entities in any way or in any geographic area, (4) conducting the Business as presently conducted, (5) obtaining products or services from any Person, or (6) setting prices and terms for the provision, sale, lease, or license of any products, services, or technologies; (B) any existing area of mutual interest agreement or agreement to enter into an area of mutual interest agreement in the future; (C) any exclusivity provision; (D) any restriction on the ability or obligation to pay dividends or make distributions after the date hereof (for the avoidance of doubt, not including this Agreement); (E) any minimum offtake commitment, “take or pay provision” or other similar provision; or (F) any “most favored nation” or equivalent preferential pricing terms for the benefit of any third party;

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(vi) all Applicable Contracts that grant any Person a Lien, Preferential Purchase Right, Right, or similar right with respect to any Equity Interests or assets or properties of a Company Entity, other than to the extent arising under applicable Law or the Organizational Documents of such Company Entity and other than a Permitted Asset Lien;

(vii) all Applicable Contracts (A) for which the principal purpose thereof is to provide indemnification of any other Person, and/or (B) with a Governmental Authority;

(viii) all Applicable Contracts pursuant to which the Company Entities (A) license to or from any Person or otherwise have the right to use or have granted the right to use any Intellectual Property (other than non-exclusive licenses of un-customized, commercially-available or off-the-shelf software licensed or procured for annual fees of $100,000 or less), (B) have contracted any Person to develop any Intellectual Property for the Company Entities, or (C) have settled or resolved any Intellectual Property-related dispute;

(ix) all Applicable Contracts relating to abatement or reduction of property taxes of any Company Entity and all Applicable Contracts underlying or implementing such Contract (including related lease agreements); and

(x) all Applicable Contracts that involve any settlement or resolution of any actual or Threatened Litigation.

(b) Except as set forth on Schedule 4.15(b), (i) each Material Contract is in all material respects in full force and effect, (ii) each Material Contract constitutes a legal, valid, and binding agreement of the applicable Company Entity and, to the Knowledge of the Company, of the counterparty to such Material Contract, enforceable in accordance with its terms (except as the enforceability thereof may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting creditors’ rights generally and to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law), (iii) no Company Entity, nor, to the Knowledge of the Company, any other party to a Material Contract, is, in material breach of, material default under, or material violation of any Material Contract or has received written notice that it is in material default of or material breach under the terms of such Material Contract, (iv) to the Knowledge of the Company, no event has occurred that (with or without notice, lapse of time or both) would reasonably be expected to result in a material breach of, material default under, or material violation of any Material Contract or to accelerate any material rights of a party pursuant to the terms of any Material Contract, (v) no Company Entity has, and to the Knowledge of the Company no other Person party to a Material Contract has, (A) caused a right to invoke or has received notice of the termination of any Material Contract or (B) exercised or Threatened any termination or cancellation of material rights with respect thereto, (vi) no Company Entity has waived in any material respect any of its rights or benefits under any Material Contract, and (vii) the Company has made available to Purchaser true, correct, and complete copies of each of the Material Contracts, and any amendments, supplements, modifications, waivers, and/or attachments thereto, and of any notifications of any force majeure events thereunder or with respect thereto.

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(c) The Company has made available to Purchaser true and complete copies of the EMG Purchase Agreement, and the purchase and sale of Class A Common Units contemplated thereby is on the same economic terms (including the same price per unit) as the purchase and sale of Class A Common Units pursuant to this Agreement. Other than the EMG Purchase Agreement, there are no other agreements, letters, arrangements or other documents that have been, are being or are contemplated to be entered into by and among any of the Company Entities, on the one hand, and EMG Eagle LNG Co-Investment, LP or any of their respective affiliates on the other hand. The consummation of two percent (2%) of the funding transactions contemplated by the EMG Purchase Agreement shall occur prior to or substantially concurrently with the Funding under this Agreement and the remainder of the funding transactions contemplated by the EMG Purchase Agreement shall occur within forty-five (45) days after the Funding under this Agreement.

Section 4.16 Insurance.

(a) Schedule 4.16(a) sets forth (i) an accurate, true, and complete list of all current insurance policies covering the Company, the Company Subsidiaries, and their respective assets and properties and the Projects as of the date hereof, whether as a named insured or otherwise as a beneficiary of coverage (collectively, the “Insurance Policies”), copies of all of which have been provided to Purchaser, and (ii) the policy holder, policy number, policy period, and amounts and scope of coverage thereof.

(b) Each such Insurance Policy in full force and effect, and all premiums that have become due and payable thereunder have been paid prior to Closing. Neither the Company nor any Company Subsidiary is in material default, breach, or violation with respect to any Insurance Policy, and neither the Company nor any Company Subsidiary has received any written notice of a cancellation or termination with respect to any Insurance Policy (other than those that have been replaced with policies with comparable coverage prior to the date of such cancellation or termination). Except as set forth on Schedule 4.16(b), no carrier or underwriter of any Insurance Policy has denied or disputed any coverage, reserved their rights, or asserted any denial of coverage, in each case, in writing, and no Litigation relating to any Company Entity or any assets or properties of a Company Entity is outstanding under or in respect of any Insurance Policies.

(c) Insurance has been maintained by or on behalf of the Company Entities and the Projects as required pursuant to the Material Contracts, Permits, and Vesting Instruments and as otherwise required by applicable Law for the Projects.

Section 4.17 Compliance with Laws; Permits.

(a) Except as set forth on Schedule 4.17(a), the Company and each Company Subsidiary is, and since formation has been, in compliance in all material respects with any applicable Law or Order, except for such violations which would not have a Material Adverse Effect. Neither the Company nor any Company Subsidiary has received any written notice of any actual or alleged material violation, material non-compliance with or material Liability pursuant to any applicable Law, other than notices with respect to matters that have been resolved or for which the Company and Company Subsidiaries has no further obligations outstanding.

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(b) Except as set forth in Schedule 4.17(b), the Company and each Company Subsidiary has all Permits required under applicable Law with the conduct of the Business as currently conducted, except for such Permits the absence of which would not have a Material Adverse Effect.

Section 4.18 Anti-Bribery; Sanctions.

(a) Except as set forth on Schedule 4.18(a), neither the Company nor any Company Subsidiary, nor to the Knowledge of the Company, any Affiliate, director, officer, employee, agent, representative, consultant or any other Representative or other Person acting on behalf of the Company or the Company Subsidiaries (each a “Company Representative”) has directly or indirectly violated any Anti-Bribery Laws; nor has the Company or any Company Subsidiaries or to the Knowledge of the Company has any Company Representative corruptly offered, paid, promised to pay, authorized, solicited, or received the payment of money or anything of value, directly or indirectly, to or from any Person, including any Government Official (i) to influence any official act or decision of a Government Official, (ii) to induce a Government Official to do or omit to do any act in violation of a lawful duty, (iii) to induce a Government Official to influence the act or decision of a Governmental Authority, (iv) to secure any improper business advantage, (v) to obtain or retain business, or (vi) that would otherwise constitute a bribe, kickback, or other improper or illegal payment or benefit.

(b) Except as set forth on Schedule 4.18(b), neither the Company nor the Company Subsidiaries, nor to the Knowledge of the Company has any Company Representative been the subject of any actual or Threatened allegations, investigations (internal or government), Litigation, voluntary or directed disclosures to any government authority (including but not limited to the U.S. Department of Justice, or U.K. Securities Fraud Office), whistleblower reports, or other issues in any way related to the Anti-Bribery Laws.

(c) Except as set forth on Schedule 4.18(c), in the five (5) years preceding the date of this Agreement, the Company has maintained and enforced policies and procedures reasonably designed to ensure compliance by the Company, each Company Subsidiary and each Company Representative with the Anti-Bribery Laws.

(d) The Company, each Company Subsidiary, and to the Knowledge of the Company each Company Representative is, and has been for the last five years, in compliance with all Sanctions applicable to it. Neither the Company nor any Company Subsidiary, nor to the Knowledge of the Company has any Company Representative engaged in a transaction or dealing, direct or indirect, with or involving a Sanctioned Country or Sanctioned Person. Neither the Company nor any Company Subsidiary, nor to the Knowledge of the Company, is any Company Representative the subject of any investigation, enforcement, or inquiry relating to Trade Controls or Sanctions or Sanctioned Persons by a Governmental Authority and no such investigation or inquiry is pending or has been Threatened. Neither the Company nor any Company Subsidiary nor to the Knowledge of the Company, is any Company Representative (i) a Sanctioned Person; (ii) subject to debarment or any list-based designations under any Trade Controls; or (iii) engaged in transactions, dealings, or activities that might reasonably be expected to cause such Person to become a Sanctioned Person.

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Section 4.19 Related Parties. Except as set forth on Schedule 4.19, (a) neither the Company nor any Company Subsidiary has any Liabilities for or Indebtedness for borrowed money owing to any Related Party of the Company Entities (except for amounts due as Board fees or reimbursements of ordinary business expenses to employees, officers, Managers, or Ferus as set forth on Schedule 4.19 hereto), (b) no Related Party now has, or on the Closing Date will have, any Liability or other Liability for any Indebtedness for borrowed money owing to the Company or any Company Subsidiary, (c) no Related Party has received any funds from any Company Entity since the Balance Sheet Date other than reimbursements of ordinary business expenses, (d) no Related Party is the obligee or beneficiary of any Liability of the Company Entities other than employment related compensation, (e) no Related Party licenses Intellectual Property (either to or from the Company Entities), and (f) no Related Party is a party to any Contract with the Company or any Company Subsidiary (except for Contracts for employment) or has an interest in any material property, asset, or right, tangible or intangible, owned by or used by the Company or any Company Subsidiary or that is otherwise necessary for the Business as currently conducted or as conducted in the twelve months preceding the date hereof or otherwise for the Projects. As used herein, (x) the term “Related Party” means any Affiliate of the Company (other than a Company Subsidiary) or any member, director or officer of the Company or any Company Subsidiary or of any equity holder of any Company Entity, and (y) the term “Related Party Contract” shall mean any Contract, relationship, Liability, and right described in this Section 4.19.

Section 4.20 Personal Property. Except as set forth in Schedule 4.20:

(a) Each Company Entity has good and marketable title to, or valid leasehold interests in, or license or other right to use, all of its respective material tangible personal property and other assets, free and clear of all Liens other than Permitted Asset Liens. All material facilities, equipment, and other items of tangible personal property and tangible assets of the Company Entities, and all material improvements that constitute real property under the Laws of the applicable jurisdiction in which they are located, are in a good operating condition and capable of being used for their ordinary purposes (ordinary wear and tear excepted), and are usable in the Ordinary Course of Business and for the Business and the Projects. No member or other equity holder of any Company Entity (other than another Company Entity) owns, legally or beneficially, any assets which are or were used in the Business prior to Closing or are contemplated for use in the Business or the Projects at or after Closing.

(b) The assets, properties (including Real Property and Intellectual Property) and rights of the Company Entities constitute all of the assets, properties, and rights which are necessary and sufficient for the Company Entities to pursue the Projects (given their state of development), to access, own, and operate the Business and the other assets of the Company Entities, and to otherwise conduct the Business in the Ordinary Course of Business and further the Projects consistent with past practices and as currently conducted and in accordance with all applicable Laws, and all Material Contracts, Permits, and Vesting Instruments. The Company reasonably expects the Company Entities will be able to obtain on commercially reasonable terms all additional material assets necessary for the Projects and otherwise for the continued operation of the Business in the Ordinary Course of Business.

Section 4.21 Financial Condition. There are no bankruptcy, insolvency, receivership or reorganization Litigation pending, Threatened in writing or, to the Knowledge of the Company, Threatened orally against any Company Entity. No Company Entity is Insolvent or will be rendered Insolvent as a result of the Transactions.

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Section 4.22 Bonds; Letters of Credit and Guarantees.

(a) Schedule 4.22(a) identifies the bonds, letters of credit, cash collateral and guarantees posted (or supported) by the Company or any other Company Entity with respect to the assets and properties of the Company Entities.

(b) Schedule 4.22(b) identifies all surety and fidelity bonds, letters of credit, sinking funds, reserves, escrows, cash deposits, financial instruments, surety agreements and similar agreements, guarantees and other items of credit support for which any Company Entity is liable or which is binding on any of the assets and properties of the Company Entities.

(c) No Company Entity has any obligation (whether pursuant to applicable Law or contract or otherwise) to post any surety bond, letter of credit, cash collateral, guarantee or other form of support (credit or otherwise) with respect to any Company Entity or the assets and properties of the Company Entities or to guarantee the performance or obligations of any Person (other than the Company Entities). As of the Closing, Purchaser shall not have any such obligation.

Section 4.23 Privacy and Data Security.

(a) The Company Entities, and, to the Knowledge of the Company, all third parties Processing Personal Information on behalf of the Company Entities (each, individually, a “Data Partner”), materially comply with and have at all times materially complied with, all applicable (i) Privacy Laws and (ii) contractual commitments related to the Processing of Personal Information (collectively, the “Privacy Requirements”). The execution, delivery, and performance of this Agreement do not and will not conflict with or result in a violation or breach of any Privacy Requirements.

(b) Each Company Entity has at all times implemented and maintained technical, physical, and organizational measures designed to protect Personal Information against any accidental, unlawful, or unauthorized access, use, loss, disclosure, alteration, destruction, or compromise (a “Security Incident”). Except as set forth on Schedule 4.23(b), none of the Company Entities has (i) experienced any material Security Incident, or (ii) paid any perpetrator of a Security Incident, including a ransomware attack or denial-of-service attack. The Company Entities have not received any written notice from a Data Partner regarding a material Security Incident involving the Company Entities’ Personal Information.

(c) Except as set forth on Schedule 4.23(c), in relation to any Privacy Requirement, none of the Company Entities has (i) notified or been required to notify any Person, or (ii) received any written, or to the Knowledge of the Company, oral Threatened Litigation. To the Knowledge of the Company, there are no facts or circumstances that could give rise to the occurrence of the matters described in clauses (i) or (ii).

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Article V

Representations and Warranties of Purchaser

Purchaser represents and warrants to the Company as of the date hereof (except, as to any representation and warranty which specifically relates to an earlier date, as of such earlier date), as follows:

Section 5.01 Organization and Good Standing. Purchaser is:

(a) duly organized, validly existing, and in good standing under the laws of its state of formation; and

(b) has all requisite corporate power authority to own, operate, use and/or lease its assets and conduct its business as it is now being conducted.

Section 5.02 Authority. Purchaser has all requisite power, authority, and legal capacity to execute and deliver this Agreement, and each other agreement, document, instrument, or certificate contemplated by this Agreement or to be executed by Purchaser in connection with the consummation of the Transactions contemplated hereby (collectively, the “Purchaser Documents”), and to consummate the Transactions contemplated hereby and thereby. The execution, delivery, and performance by Purchaser of this Agreement and each other such Purchaser Document, and the consummation of the Transactions, have been duly authorized by all necessary corporate action on behalf of Purchaser. This Agreement has been, and each other such Purchaser Document will be at or prior to the Closing, duly and validly executed and delivered by Purchaser and (assuming the due authorization, execution, and delivery by the other parties hereto and thereto) constitute (or when so executed and delivered will constitute) the legal, valid, and binding obligation of Purchaser, enforceable against Purchaser in accordance with their terms, subject to (a) bankruptcy, insolvency, reorganization, fraudulent transfer, rehabilitation, receivership, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and the rights of creditors of insurance companies generally and (b) general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 5.03 Conflicts; Consents of Third Parties. The execution, delivery, and performance by Purchaser of this Agreement and the Purchaser Documents, and the consummation by Purchaser of the Transactions contemplated hereby and thereby, does not and will not, with or without notice, lapse of time, or both:

(a) conflict with, result in a violation or breach of any provision of, constitute a default under, result in the modification or cancellation of, or give rise to any right of termination, cancellation, payment, modification, or acceleration in respect of, in each case in any material respect and with or without notice, lapse of time or both, any Contract of any kind to which Purchaser is a party or to which Purchaser or any of its assets or property is bound;

(b) violate, breach, or conflict with, in each case in any material respect, any Law to which Purchaser or any of its assets or property is subject;

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(c) require any authorization, consent, Order, Permit, or approval or other Consent of, or notice to, or filing, registration or qualification with, or other material action by or before, any Governmental Authority; or

(d) conflict with or result in any breach or violation of any of the terms, conditions, or other provisions of Purchaser’s Organizational Documents.

Section 5.04 Litigation. There is no Litigation pending or, to Purchaser’s Knowledge, Threatened against Purchaser at law or in equity before any Governmental Authority, or by or on behalf of any third party, which, if adversely determined, would materially impair Purchaser’s ability to consummate the Transactions contemplated hereby, and there are no outstanding Orders of any Governmental Authority affecting Purchaser or its assets, at law or in equity, which would materially impair Purchaser’s ability to consummate the Transactions contemplated hereby.

Section 5.05 Investment. Purchaser is acquiring the Purchased Class A Common Units for its own account, for investment purposes only and not with a view to the distribution of the Purchased Class A Common Units in violation of applicable securities Laws. Purchaser understands that the Purchased Class A Common Units have not been registered under the Securities Act and cannot be sold under the Securities Act unless subsequently registered under the Securities Act or an exemption from such registration is available. Purchaser has such knowledge and experience in financial and business matters and investments in general that make it capable of evaluating the merits and risks of this Agreement. Purchaser is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act.

Section 5.06 Brokers. Neither Purchaser nor any of its Affiliates, partners, officers, employees, Representatives, or agents have incurred any Liability, contingent or otherwise, for any brokerage fee, commission, or financial advisory fee in connection with the Transactions contemplated by this Agreement for which the Company Entities shall have any Liability.

Section 5.07 Investigation. Purchaser (a) has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations, and prospects of the Company and the Company Subsidiaries, and (b) has been furnished with or given access to such documents and information about the Company, the Company Subsidiaries, and their respective business and operations as it and its Representatives and advisors have deemed necessary to enable it to make an informed decision with respect to the execution, delivery, and performance of this Agreement and the Transactions contemplated hereby.

Article VI
Covenants of the Parties

Section 6.01 Expenses.

(a) Except as otherwise expressly provided in this Agreement, each Party and its Affiliates shall pay its own costs, fees, and expenses (including, without limitation, the fees of any attorneys, accountants, investment bankers, brokers, or others engaged by such Party) incurred in connection with the preparation, negotiation, execution, and performance of this Agreement and the Transactions hereunder and thereunder, whether or not consummated.

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Section 6.02 Confidentiality. Each Party acknowledges that the obligations of the Parties set forth in the Confidentiality Agreement (including with respect to any Confidential Information (as defined therein)) shall terminate as of the Closing.

Section 6.03 Public Announcements. Any press release or other public statements with respect to the Transactions shall be issued solely in compliance with Section 13.8 of the Second A&R LLC Agreement.

Section 6.04 Tax Matters.

(a) Tax Allocations. For all Income Tax purposes, Purchaser’s acquisition of the Purchased Class A Common Units will be treated as a contribution to the Company of the Purchase Price for the issuance of the Purchased Class A Common Units. Except as otherwise required by applicable Law, or as required by a final, binding determination of a Taxing Authority, neither Purchaser nor the Company will take any position (whether in a Tax audit, examination, or other proceeding (whether administrative or judicial), on any Tax Return, or otherwise) that is inconsistent with such intended treatment.

(b) Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added, real property gains, and other similar Taxes and fees (including any penalties, interest, and additional amounts related thereto) incurred by the Company in connection with the consummation of the Transactions contemplated by this Agreement shall be borne and paid 100% by the Company when due. The Company shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees.

(c) With respect to any tax audit (or similar proceeding) of any Company Entity that is governed by the Budget Act for a Tax period ending on or before the Closing Date, the Company shall use its reasonable best efforts to make an election described in Section 6226 of the Code (or similar provision of state or local law, as applicable) unless Purchaser gives its prior written consent not to make such election.

(d) Cooperation. Purchaser will reasonably cooperate, and shall cause its Affiliates, agents, auditors, Representatives, officers, and employees to reasonably to cooperate, in preparing and filing all Tax Returns (including amended returns and claims for refund) of the Company, the making of any election for the Company related to Taxes, the preparation for or conduct of any audit or other proceeding Taxes or any Tax Return of the Company by any Taxing Authority, or the prosecution or defense of any claim, suit or proceeding relating to any Taxes or any Tax Return of the Company. Any information obtained under this Section 6.04(d) shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims with respect to any Tax.

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Section 6.05 No Other Company Entity Representations or Warranties.

(a) Except for Fraud, any claim that Purchaser may have under this Agreement for any breach of or inaccuracy in any representation or warranty shall be based solely on breaches or inaccuracies of the representations and warranties of the Company set forth in Article IV (as modified by the Schedules hereto).

(b) Except to the extent set forth in the representations and warranties of the Company contained in Article IV (as modified by the Schedules), and except for Fraud, none of the Company, any Company Subsidiary, or any other Person (including any stockholder, manager, member, director, employee, or agent of any of the foregoing, whether in any individual, corporate, or any other capacity), will have or be subject to any Liability to Purchaser or any other Person resulting from the distribution to Purchaser or its Affiliates or their Representatives of, or Purchaser’s use of, any information provided to Purchaser or its Affiliates by or on behalf of Company Entities in connection with the negotiation of this Agreement and the consummation of the Transactions, including any confidential information memorandum distributed on behalf of the Company or any Company Subsidiary or other publications, representations, warranties, forecasts, statements, or information, including any information provided in a “data room”, “management presentation”, “break-out session”, or otherwise to Purchaser or its Affiliates or their Representatives, or any other document or information in any form provided to Purchaser or its Affiliates or their Representatives in connection with the issuance and sale of the Purchased Class A Common Units and the other Transactions contemplated hereby.

(c) NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT TO THE CONTRARY, PURCHASER SPECIFICALLY ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY CONTAINED IN Article IV (AS MODIFIED BY THE SCHEDULES HERETO), (i) NONE OF THE COMPANY, ANY COMPANY SUBSIDIARY, OR ANY OTHER PERSON (INCLUDING, ANY STOCKHOLDER, MANAGER, MEMBER, OFFICER, DIRECTOR, EMPLOYEE OR AGENT OF ANY OF THE FOREGOING, WHETHER IN ANY INDIVIDUAL, CORPORATE OR ANY OTHER CAPACITY), IS MAKING, AND PURCHASER IS NOT RELYING ON, ANY REPRESENTATIONS, WARRANTIES, OR OTHER STATEMENTS OF ANY KIND WHATSOEVER, WHETHER ORAL OR WRITTEN, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, AS TO ANY MATTER CONCERNING THE COMPANY OR ANY COMPANY SUBSIDIARY, THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE ACCURACY OR COMPLETENESS OF ANY INFORMATION PROVIDED TO (OR OTHERWISE ACQUIRED BY) PURCHASER OR ANY OF PURCHASER’S AFFILIATES OR REPRESENTATIVES. HOWEVER, NOTHING IN THIS Section 6.05 SHALL LIMIT ANY CLAIM FOR ANY BREACH OF THE SECOND A&R LLC AGREEMENT (INCLUDING IN RESPECT OF THE REPRESENTATIONS AND WARRANTIES IN SECTION 15.16 THEREIN OR THE INFORMATION REQUIRED BY SECTION 15.17 THEREOF).

Section 6.06 No Other Purchaser Representations or Warranties.

(a) Except for Fraud, any claim that the Company Entities or Ferus may have under this Agreement for any breach of or inaccuracy in any representation or warranty shall be based solely on breaches or inaccuracies of the representations and warranties of Purchaser set forth in Article V (as modified by the Schedules hereto).

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(b) Except as set forth in the representations and warranties contained in Article V (as modified by the Schedules hereto), and except for Fraud, none of Purchaser or any other Person (including any stockholder, manager, member, director, employee, or agent of any of the foregoing, whether in any individual, corporate, or any other capacity), will have or be subject to any Liability to the Company Entities, Ferus, or any other Person resulting from the distribution to the Company Entities, Ferus, or their Affiliates or their respective Representatives of, or the Company Entities’ of Ferus’s use of, any information provided to the Company Entities, Ferus, or their Affiliates or their respective Representatives by or on behalf of Purchaser in connection with the negotiation of this Agreement and the consummation of the Transactions, including any confidential information memorandum distributed by or on behalf of Purchaser or any other publications, representations, warranties, forecasts, statements, or information, including any information provided in a “data room”, “management presentation”, “break-out session”, or otherwise to the Company Entities, Ferus, or their Affiliates or their respective Representatives, or any other document or information in any form provided to the Company Entities, Ferus, or their Affiliates or their respective Representatives in connection with the issuance and sale of the Purchased Class A Common Units and the other Transactions contemplated hereby.

(c) NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT TO THE CONTRARY, THE COMPANY SPECIFICALLY ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF PURCHASER CONTAINED IN Article V (AS MODIFIED BY THE SCHEDULES HERETO), (i) NONE OF PURCHASER OR ANY OTHER PERSON (INCLUDING, ANY STOCKHOLDER, MANAGER, MEMBER, OFFICER, DIRECTOR, EMPLOYEE OR AGENT OF ANY OF THE FOREGOING, WHETHER IN ANY INDIVIDUAL, CORPORATE OR ANY OTHER CAPACITY), IS MAKING, AND THE COMPANY ENTITIES AND FERUS ARE NOT RELYING ON, ANY REPRESENTATIONS, WARRANTIES, OR OTHER STATEMENTS OF ANY KIND WHATSOEVER, WHETHER ORAL OR WRITTEN, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, AS TO ANY MATTER CONCERNING PURCHASER, THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE ACCURACY OR COMPLETENESS OF ANY INFORMATION PROVIDED TO (OR OTHERWISE ACQUIRED BY) THE COMPANY ENTITIES, FERUS, THEIR AFFILIATES, OR THEIR RESPECTIVE REPRESENTATIVES. HOWEVER, NOTHING IN THIS Section 6.06 SHALL LIMIT ANY CLAIM FOR ANY BREACH OF THE SECOND A&R LLC AGREEMENT (INCLUDING IN RESPECT OF THE REPRESENTATIONS AND WARRANTIES IN SECTION 15.16 THEREIN OR THE INFORMATION REQUIRED BY SECTION 15.17 THEREOF).

Section 6.07 Further Assurances. After the execution of this Agreement, each Party shall, and shall cause its Affiliates to, in each case at the other Party’s request and without further consideration, (a) execute and/or deliver such other notifications, documents, certificates, agreements, instruments, and other writings and (b) take such other actions or otherwise cooperate, in each case, as may be reasonably necessary or desirable in order to consummate or document the consummation of the Transactions.

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Section 6.08 Most Favored Nations. From the date hereof until the date that is the three (3) month anniversary of the Closing Date, upon any offering or issuance by the Company of any Equity Interests in the Company, if in such financing there are any contractual provisions or side letters that provide terms more favorable to the investors therein than the terms provided for hereunder, then the Company shall specifically notify the Purchaser of such additional or more favorable terms and such terms, at the Purchaser’s option, shall become a part of this Agreement.

Section 6.09 Participation in Future Financing.

(a) From the date hereof until the date that is the twelve (12) month anniversary of the Closing Date, upon any issuance by the Company or any of its Subsidiaries of Indebtedness (a “Subsequent Financing”), subject to the existing preferential rights of the HPS Parties and the OIC Parties, the Purchaser shall have the right to participate in the Subsequent Financing in an amount up to its Pro Rata Portion (as defined below) (the “Participation Maximum”) on the same terms, conditions and price provided for in such Subsequent Financing. “Pro Rata Portion” means the quotient obtained by dividing (x) the Capital Contribution made by the Purchaser under this Agreement or hereafter by (y) the sum of all Capital Contributions made by any holders of the Company’s Equity Interests issued and outstanding on any date of determination (excluding the Subsequent Financing in which the Purchaser is electing to participate).

(b) At least five (5) Business Days prior to the closing of the Subsequent Financing, the Company shall deliver to the Purchaser a written notice of its intention to effect a Subsequent Financing (“Pre-Notice”), which Pre-Notice shall ask the Purchaser if it wants to review the details of such financing and include the Participation Maximum (such additional notice, a “Subsequent Financing Notice”). Upon the request of the Purchaser, and only upon a request by the Purchaser, for a Subsequent Financing Notice, the Company shall promptly, but no later than one (1) Business Day after such request, deliver a Subsequent Financing Notice to the Purchaser. The Subsequent Financing Notice shall describe in reasonable detail the proposed terms of the Subsequent Financing, the amount of proceeds intended to be raised thereunder, the Purchaser’s Participation Maximum, and the Person or Persons through or with whom such Subsequent Financing is proposed to be effected and shall include a term sheet or similar document relating thereto as an attachment.

(c) If the Purchaser desires to participate in such Subsequent Financing, it must provide written notice to the Company by not later than 5:30 p.m. (New York City time) on the fifth (5th) Business Day after the Purchaser has received the Pre-Notice that the Purchaser is willing to participate in the Subsequent Financing, the amount of the Purchaser’s participation up to the Purchaser’s Participation Maximum, and representing and warranting that the Purchaser has such funds ready, willing, and available for investment on the terms set forth in the Subsequent Financing Notice. If the Company receives no such notice from the Purchaser as of such fifth (5th) Business Day, the Purchaser shall be deemed to have notified the Company that it does not elect to participate.

(d) If the Purchaser notifies the Company by 5:30 p.m. (New York City time) on the fifth (5th) Business Day after the Purchasers has received the Pre-Notice of its willingness to participate in the Subsequent Financing (or to cause their designees to participate) the Purchaser may participate in an amount up to the Purchaser’s Participation Maximum. The Company may effect the remaining portion of such Subsequent Financing on the terms and with the Persons set forth in the Subsequent Financing Notice.

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(e) The Company must provide the Purchaser with a second Subsequent Financing Notice, and the Purchasers will again have the right of participation set forth above in this Section 6.09, if the Subsequent Financing subject to the initial Subsequent Financing Notice is not consummated for any reason on the terms set forth in such Subsequent Financing Notice within thirty (30) Business Days after the date of the initial Subsequent Financing Notice.

(f) The Company and the Purchaser agree that if the Purchaser elects not to participate in the Subsequent Financing, the transaction documents related to the Subsequent Financing shall not include any term or provision that, directly or indirectly, will, or is intended to, exclude the Purchaser from participating in a Subsequent Financing, including, but not limited to, provisions whereby the Purchaser shall be required to agree to any restrictions on selling any of the Class A Common Units purchased hereunder or be required to consent to any amendment to or termination of, or grant any waiver, release or the like under or in connection with, this Agreement, without the prior written consent of the Purchaser.

Article VII

Indemnification

Section 7.01 Indemnification by Purchaser. Subject to the other terms of this Agreement, Purchaser shall and hereby does indemnify, defend, and hold harmless the Company Indemnified Parties from and against, and shall pay and reimburse any Company Indemnified Party for, any and all Damages incurred or suffered by any Company Indemnified Party, whether or not relating to Third Person Claims, to the extent directly or indirectly arising from, based upon, resulting out of, or relating to:

(a) any inaccuracy in or breach of any of Purchaser’s representations or warranties contained in this Agreement; and

(b) any breach of any covenant, agreement, or obligation to be performed by Purchaser after the Closing pursuant to this Agreement;

but excepting, in each case, Liabilities incurred or suffered by any Company Indemnified Party resulting, directly or indirectly, from matters with respect to which the Company is required to indemnify Purchaser and the other Purchaser Indemnified Parties pursuant to Section 7.02 or otherwise pursuant to this Agreement.

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Section 7.02 Indemnification by the Company. Subject to the other terms of this Agreement, the Company shall and hereby does indemnify, defend, release, and hold harmless the Purchaser Indemnified Parties from and against, and shall pay and reimburse any Purchaser Indemnified Party for, any and all Damages incurred or suffered by any Purchaser Indemnified Party, whether or not relating to Third Person Claims, to the extent directly or indirectly arising from, based upon, resulting out of, or relating to:

(a) any inaccuracy in or breach of any of the Company’s representations or warranties contained in this Agreement; or

(b) any breach of any covenant, agreement, or obligation to be performed by the Company after the Closing pursuant to this Agreement;

but excepting, in each case, Liabilities incurred or suffered by any Purchaser Indemnified Party resulting, directly or indirectly, from matters with respect to which the Purchaser is required to indemnify Company and the other Company Indemnified Parties pursuant to Section 7.01 or otherwise pursuant to this Agreement.

Section 7.03 Limitations on Liability.

(a) Company Limitations.

(i) The Company shall not be liable to the Purchaser Indemnified Parties for indemnification under Section 7.02(a) until such time as the aggregate amount of all Damages sustained by the Purchaser Indemnified Parties under Section 7.02(a) collectively exceeds $[***] (the “Indemnity Threshold”); provided, that the Indemnity Threshold shall not apply to Damages that are due to or arise out of (A) Fraud or willful and intentional misrepresentation by any Company Entity, Ferus, any of their Affiliates, or any of their respective Representatives or (B) a breach of any Company Fundamental Representations (collectively, the “Company Excluded Matters”).

(ii) The aggregate amount of all Damages for which the Company shall be liable pursuant to Section 7.02(a) shall not exceed $[***] (the “Cap”) except for Damages that are due to or arise out of the Company Excluded Matters.

(iii) The aggregate amount of all Damages for which the Company shall be liable pursuant to Section 7.02 shall not exceed an amount equal to the Purchase Price except for Damages that are due to or arise out of the Company Excluded Matters.

(b) Purchaser Limitations.

(i) Purchaser shall not be liable to the Company Indemnified Parties for indemnification under Section 7.01(a) until such time as the aggregate amount of all Damages sustained by the Company Indemnified Parties under Section 7.01(a) collectively exceeds the Indemnity Threshold; provided, that the Indemnity Threshold shall not apply to Damages that are due to or arise out of (A) Fraud or willful and intentional misrepresentation by Purchaser or any of its Affiliates, or any of their respective Representatives, or (B) a breach of any Purchaser Fundamental Representations (collectively, the “Purchaser Excluded Matters”).

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(ii) The aggregate amount of all Damages for which Purchaser shall be liable pursuant to Section 7.01(a) shall not exceed the Cap except for Damages that are due to or arise out of the Purchaser Excluded Matters.

(iii) The aggregate amount of all Damages for which Purchaser shall be liable pursuant to Section 7.01 shall not exceed an amount equal to the Purchase Price except for Damages that are due to or arise out of the Purchaser Excluded Matters.

(c) Payment of Damages. If any Damages are determined to be payable to a Purchaser Indemnified Party pursuant to this Article VII, then Purchaser and the Company shall negotiate in good faith as to the manner of such payment, taking into account the facts and circumstances at such time, including the Company’s access to cash and other obligations.

(d) Calculation and Application of Damages. For the avoidance of doubt, the calculation of the amount of any Damages pursuant to Section 7.02 or this Section 7.03 shall properly take into account the amount and nature of Purchaser’s Equity Interests in the Company. In furtherance of the foregoing and notwithstanding anything in this Agreement to the contrary, recognizing that, following the Closing, Purchaser will be an equity holder of the Company and thus bear a portion of the cost of any indemnification payments made by the Company hereunder, the Parties hereby agree that, subject to the preceding sentence and the limitations set forth in Section 7.03(a), the amount of any indemnification to be provided to any Purchaser Indemnified Party pursuant to Section 7.02 shall be equitably adjusted to offset any Damages incurred by the Purchaser Indemnified Parties arising from the payment of an indemnity claim to the Purchaser Indemnified Parties hereunder by the Company.

(e) Materiality. For the purposes of calculating the amount of Damages for which a Purchaser Indemnified Party is entitled under this Agreement with respect thereto, in each case, the terms “material”, “materiality”, “material adverse effect”, and words of similar import, including knowledge standards or qualifications, qualifications, or requirements that a matter be or not be “reasonably expected” or “reasonably likely” to occur and similar qualifications, are to be disregarded; provided, that the references to Material Adverse Effect in Section 4.05(a) shall not be disregarded; and further provided, that none of the terms identified above shall be disregarded for the purpose of determining the existence of an inaccuracy or breach of a representation or warranty contained in this Agreement.

(f) Recovery. The Purchaser Indemnified Parties and the Company Indemnified Parties shall be entitled to seek recovery under such provisions of this Agreement that maximize their recovery but in no event will the Purchaser Indemnified Parties or the Company Indemnified Parties, respectively, be entitled to double recovery in respect of any particular Damages.

Section 7.04 Reliance on Agreement. Each Party hereby acknowledges that, regardless of any investigation made (or not made) by or on behalf of any other Party, and regardless of the results of any such investigation, such other Party has entered into the Transactions in express reliance upon the representations, warranties and covenants of such Party made in this Agreement. Accordingly, the rights of a Party to indemnification or any other remedy under this Agreement shall not be impacted or limited by any actual, constructive, or imputed knowledge that such Party or any of its Affiliates may have acquired, or could have acquired, whether before or after Closing, nor by any investigation or diligence by or on behalf of such Party or any of its Affiliates or other Representatives.

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Section 7.05 Survival. The Company Fundamental Representations and Purchaser Fundamental Representations shall survive the Closing and shall continue in full force and effect until ninety (90) days after the expiration of the applicable statute of limitations (including any applicable extensions), the representations and covenants of the Company set forth in Section 4.09 shall survive the Closing and shall continue in full force and effect until 90 days after the expiration of the applicable statute of limitations (including any applicable extensions), and the other representations and warranties of each Party shall survive the Closing for a period of twelve (12) months after Closing. Those covenants and agreements that by their terms contemplate performance in whole or in part prior to or at the Closing shall survive the Closing for a period of six (6) months, and those covenants and agreements that by their terms contemplated performance in whole or in part after the Closing shall survive the Closing (but only to the extent such covenants or agreements by their terms contemplated performance after the Closing) until fully performed. Subject to the foregoing, the remainder of this Agreement shall survive the Closing without time limitation. Representations, warranties, covenants, and agreements shall be of no further force and effect after the date of their expiration except with respect to any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant, or agreement prior to its expiration date.

Section 7.06 Indemnification Procedures. All claims for indemnification under this Article VII shall be asserted and resolved as follows:

(a) For purposes of this Agreement, (i) the term “Indemnifying Person” when used in connection with particular Damages shall mean the Party having an obligation to indemnify another Person or Persons with respect to such Damages pursuant to this Article VII and (ii) the term “Indemnified Person” when used in connection with particular Damages shall mean the Person or Persons having the right to be indemnified with respect to such Damages by another Party pursuant to this Article VII.

(b) To make a claim for indemnification under this Article VII, an Indemnified Person shall notify in writing the Indemnifying Person of its claim, including (i) the specific details of and specific basis under this Agreement for its claim, (ii) copies of all material written evidence thereof in possession of and readily accessible by such Indemnified Person and (iii) the estimated amount, if reasonably practicable, of the Damages that have been or may be sustained by the Indemnified Person (the “Claim Notice”). In the event that the claim for indemnification is based upon a claim or Litigation by a third party against the Indemnified Person (a “Third Person Claim”), the Indemnified Person shall provide its Claim Notice promptly after such Indemnified Person has actual knowledge of the Third Person Claim and shall enclose a copy of all papers (if any) served with respect to the Third Person Claim; provided, that the failure of any Party or any Indemnified Person to give notice of a Third Person Claim as provided in this Section 7.06 shall not relieve the Indemnifying Person of its obligations under this Article VII except to the extent such failure materially prejudices the Indemnifying Person’s ability to defend against the Third Person Claim. In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant, obligation, or agreement, the Claim Notice shall specify the representation, warranty, covenant, obligation, or agreement which was inaccurate or breached.

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(c) In the case of a claim for indemnification based upon a Third Person Claim, the Indemnifying Person shall have thirty (30) days from its receipt of the Claim Notice to notify the Indemnified Person whether it agrees or denies that it has an obligation to defend such Indemnified Person against such Third Person Claim under this Article VII. If the Indemnifying Person does not notify such Indemnified Person within such thirty (30)-day period whether the Indemnifying Person agrees or denies it has any obligation to defend such Indemnified Person, it shall be conclusively deemed to have denied any such indemnification obligation hereunder. The Indemnified Person (or its designee) is authorized, prior to and during such thirty (30)-day period, to file any motion, answer, or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Person and that is not materially prejudicial to the Indemnifying Person.

(d) If the Indemnifying Person agrees it has an obligation to defend an Indemnified Person against a Third Person Claim, it shall have the right and obligation to diligently defend, at its sole cost and expense, such Third Person Claim. Subject to the remainder of this Section 7.06, the Indemnifying Person shall have full control of such defense and proceedings (“Control of the Defense”), including any compromise or settlement thereof. If requested by the Indemnifying Person, the Indemnified Person agrees to cooperate, at the sole cost and expense of the Indemnifying Person, in contesting any Third Person Claim which the Indemnifying Person elects to contest (provided, that the Indemnified Person shall not be required to bring any counterclaim or cross-complaint against any Person). The Indemnified Person may at its own expense participate in, but not control, any defense or settlement of any Third Person Claim controlled by the Indemnifying Person pursuant to this Section 7.06. Notwithstanding the foregoing, the Indemnifying Person shall not be entitled to control the defense of any audit (or similar proceeding) of a Tax Return of Purchaser (or Purchaser’s direct or indirect owners).

(e) An Indemnifying Person that has assumed Control of the Defense shall not, without the written consent of the Indemnified Person, settle any Third Person Claim or consent to the entry of any judgment with respect thereto unless such settlement or judgment (i) provides for the payment by the Indemnifying Person of money as sole relief for the claimant, (ii) involves no finding or admission of any violation of Law or breach of contract or the rights of any Indemnified Person, (iii) does not encumber any of the assets of any Indemnified Person or agree to any restriction or condition that would apply to or adversely affect any Indemnified Person or the conduct of any Indemnified Person’s business, and (iv) includes a complete and unconditional release of each Indemnified Person subject thereto from any and all Damages in respect of such Third Person Claim.

(f) Notwithstanding anything to the contrary herein, if (x) the Indemnifying Person agrees it has an obligation to defend an Indemnified Person against a Third Person Claim and (y) such Third Person Claim (i) seeks injunctive or equitable relief as the primary remedy for such Third Person Claim or (ii) arises in connection with a criminal proceeding, then, at the Indemnified Person’s election, such Indemnified Person shall have full control of such defense and proceedings, including any compromise or settlement thereof, at the sole cost and expense of the Indemnifying Person, subject to the limitations on the Liability of the Indemnifying Person set forth in this Article VII.

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(g) If the Indemnifying Person does not admit any obligation to defend an Indemnified Person against a Third Person Claim, or agrees it has an obligation but fails to diligently defend or settle such Third Person Claim, then the Indemnified Person shall have the right to defend against such Third Person Claim (at the sole cost and expense of the Indemnifying Person, if the Indemnified Person is entitled to indemnification hereunder, subject to the limitations on the Liability of the Indemnifying Person set forth in this Article VII), with counsel of the Indemnified Person’s choosing, subject to the right of the Indemnifying Person to agree it has an obligation to so defend and assume the defense of such Third Person Claim at any time prior to settlement or final determination thereof. If the Indemnifying Person has not yet agreed it has an obligation to defend such Indemnified Person against such Third Person Claim, the Indemnified Person shall send written notice to the Indemnifying Person of any proposed settlement and the Indemnifying Person shall have the option for ten (10) Business Days following receipt of such notice to (i) agree in writing it has obligation to defend such Indemnified Person against such Third Person Claim and (ii) if such obligation is so admitted, reject, in its reasonable judgment, the proposed settlement.

(h) In the case of a claim for indemnification not based upon a Third Person Claim, the Indemnifying Person shall have 20 days from its receipt of the Claim Notice to (i) cure the Liabilities that have caused the Damages cited by the Indemnified Person in the applicable Claim Notice, (ii) agree it has obligation to provide indemnification with respect to such Damages, or (iii) dispute the claim for such indemnification. If the Indemnifying Person does not notify the Indemnified Person within such 20-day period that it has cured such Damages or that it disputes the claim for such indemnification, the Indemnifying Person shall be conclusively deemed to have denied any indemnification obligation hereunder.

Section 7.07 Certain Limitations. Notwithstanding any provision in this Agreement to the contrary, and in addition to all other limitations of liability contained in this Agreement, under no circumstances shall either Party, or either Party’s Affiliates, or any of their respective shareholders, members, partners, managers, directors, officers, employees, consultants, agents, or other Representatives, be responsible or liable for, and no such Persons shall be entitled to seek or recover, any indirect, incidental, punitive, exemplary, speculative, remote, special, or consequential damages, damages related to diminution in value, lost business, lost profits, lost revenue, lost income, loss of use or business reputation or opportunity, loss of data, failure to realize savings or benefits, or any damages based on or measured by any type of multiple (collectively, “Consequential Damages”), arising under or in connection with this Agreement or any of the Transactions contemplated hereby, except (a) for any damages arising out of or resulting from Fraud, willful or intentional misconduct and/or gross negligence, (b) damages that are reasonably foreseeable, and (c) to the extent a Party or its Affiliate pays to a Third Party any Consequential Damages that are awarded to such Third Party by a Governmental Authority, in which case such Consequential Damages shall constitute direct damages hereunder.

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Section 7.08 Exclusive Remedy. Notwithstanding anything to the contrary contained in this Agreement, except as with respect to Fraud by a Party, this Article VII contains the Parties’ sole and exclusive remedies against each other (whether in contract or tort) with respect to the Transactions contemplated by this Agreement, including inaccuracies in or breaches of the representations, warranties, covenants and agreements of the Parties contained in this Agreement. For the avoidance of doubt, remedies in respect of any breach of the Second A&R LLC Agreement will be governed by the rights and remedies thereunder, and the provisions set forth in this Article VII shall not be applicable to such breach.

Article VIII
Miscellaneous

Section 8.01 Notices.

(a) All notices, requests, claims, demands, and other communications required or permitted to be given hereunder shall be in writing and shall be (i) delivered by hand, (ii) sent by email, (iii) sent postage prepaid, by registered, certified, or express mail, or (iv) delivered by overnight courier service, in each case as follows:

if to Purchaser,

Datacentrex, Inc.

470 W 200 N STE 18

Salt Lake City, UT 84103

Attn: Parker Scott, Chief Executive Officer

with a copy (which shall not constitute notice) to:

Sheppard, Mullin, Richter & Hampton LLP

30 Rockefeller Plaza

New York, NY 10012

Attn: Richard A. Friedman, Esq.

if to the Company,

ELNG Equity LLC

4400 Post Oak Parkway

Suite 420

Houston, TX 77027

Attn: President & CEO

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with a copy (which shall not constitute notice) to:

ELNG Equity LLC

4400 Post Oak Parkway

Suite 420

Houston, TX 77027

Attn: General Counsel

(b) A Party may change other address or email address by delivering notice to the other Party.

(c) All such notices, requests, claims, demands, and other communications shall be deemed received (i) on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt, and (ii) otherwise, on the next succeeding Business Day in the place of receipt.

Section 8.02 Amendments and Waivers.

(a) This Agreement may only be amended or otherwise modified by an instrument in writing duly signed by Parties and expressly identified as an amendment or modification.

(b) No waiver of any provision of this Agreement shall be valid or binding against a Party unless set forth in writing and duly executed by the Party against whom enforcement of such waiver may be sought, and then only to the extent expressly specified therein. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any Party of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the Party, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature or of any succeeding breach of the same or any obligation, or as a waiver of any such provisions, rights, or privileges hereunder, and a failure by any of the Party, on one or more occasions, to enforce any of the provisions of this Agreement shall not affect the right to require such performance at any time thereafter. No course of dealing, delay, failure, or omission on the part of any Party in exercising any right, power, remedy, or privilege under this Agreement or under any other documents furnished in connection with or under this Agreement or otherwise available to such Person under applicable Law shall impair any such right, power, remedy, or privilege, or affect the right of such Person thereafter to exercise the same, or be construed as a waiver of any default or any acquiescence therein. No single or partial exercise of any such right, power, remedy, or privilege shall preclude the further exercise of such right, power, remedy or privilege, or the exercise of any other right, power, remedy, or privilege. Any extension of time or other indulgence granted to any Party under this Agreement shall not otherwise alter or affect any power, remedy, or right of any other Party, or the obligations of the Party to whom such extension or indulgence is granted.

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Section 8.03 Governing Law, etc.

(a) THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING AS TO VALIDITY, INTERPRETATION, AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY PRINCIPLES OR RULES OF CONFLICT OF LAWS THAT WOULD PERMIT OR REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

(b) Each of Purchaser and the Company hereby irrevocably submits to the jurisdiction of the Court of Chancery, New Castle County, Delaware, or, to the extent the Court of Chancery lacks jurisdiction over the matter, the state and federal courts of the United States of America located within New Castle County, Delaware (and in each case, any appellate court having jurisdiction over the applicable lower court) (as applicable, the “Chosen Court”), in any Litigation arising out of or relating to this Agreement or any of the Transactions.

(c) Each of Purchaser and the Company hereby (i) agrees not to commence any Litigation in respect of the interpretation and enforcement of the provisions of this Agreement or the Transactions contemplated hereby except in the Chosen Court, (ii) agrees that all Litigation in respect of the interpretation and enforcement of the provisions of this Agreement or the Transactions contemplated hereby shall be heard and determined in the Chosen Court, (iii) agrees that the jurisdiction of the Chosen Court shall be exclusive, except solely to the extent that all Chosen Courts decline to exercise jurisdiction, (iv) waives, to the fullest extent it may legally and effectively do so, (A) any objection that it may now or hereafter have to the laying of venue of any such Litigation in the Chosen Court, (v) waives, to the fullest extent it may legally and effectively do so, and shall not plead or claim, the defense of an inconvenient forum to the maintenance of such Litigation in the Chosen Court, and (vi) consents to and grants any such Chosen Court jurisdiction over the person of such parties and the subject matter of any such Litigation, and (vii) agrees that mailing of process or other papers in connection with any such Litigation in the manner provided in Section 8.01, or in such other manner as may be permitted by applicable Law, shall be valid and sufficient service thereof.

(d) TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.04 Successors and Assigns; Assignment. Subject to the next sentence, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors, and permitted assigns. This Agreement shall not be assignable or otherwise transferable by any Party without the prior written consent of the other Party; provided, that Purchaser may assign this Agreement to any transferee of the Purchased Class A Common Units pursuant to and in accordance with the Second A&R LLC Agreement.

Section 8.05 Entire Agreement. This Agreement (together with the Schedules and Exhibits attached hereto) constitute the entire agreement of the Parties with respect to the subject matter hereof and supersede all prior agreements, understandings, discussions, and representations, both written and oral, between the Parties with respect to the subject matter hereof.

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Section 8.06 Severability. If any term or provision, including any phrase, sentence, clause, section or subsection, of this Agreement is determined by a court of competent jurisdiction or other Governmental Authority to be invalid, illegal, inoperative, or unenforceable for any reason under any Law or as a matter of public policy, then such circumstances shall not have the effect of rendering such provision in question invalid, illegal, inoperative, or unenforceable in any other case or circumstance, or of rendering any other provision herein contained invalid, illegal, inoperative, or unenforceable to any extent whatsoever. Upon any such determination, each provision of this Agreement shall be interpreted as to be effective and valid under applicable Law and the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in order that the Transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

Section 8.07 Counterparts; Effectiveness; No Third-Party Beneficiaries.

(a) This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by portable document format (.pdf) or electronically using DocuSign, AdobeSign, or other digital signature provider shall be as effective as delivery of a manually executed counterpart of this Agreement. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by all of the other Parties.

(b) Except as provided in Article VII, or Section 8.09, (a) no provision of this Agreement, express or implied, is intended to confer or shall have the effect of conferring any rights, benefits, remedies, obligations, or liabilities of any nature whatsoever under or by reason of this Agreement upon any Person other than the Parties and their respective successors and permitted assigns, and (b) this Agreement and all provisions and conditions hereof are intended to be, and shall be, for the sole and exclusive benefit of such Persons and for the benefit of no other Person.

Section 8.08 Specific Performance. The Parties acknowledge and agree that: (a) irreparable damage would occur, (b) money Damages would not provide an adequate remedy at law and (c) Damages would be difficult to determine, if any provision of this Agreement were not performed in accordance with the terms hereof or were otherwise breached. Accordingly, it is agreed that the Party not in breach shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court specified in Section 8.03, in each case without the necessity of proving the inadequacy of money Damages as a remedy and in addition to any other remedy to which such non-breaching Party is entitled at law or in equity. Each of the Parties hereby irrevocably waives any requirement for the security or posting of any bond in connection with any such relief.

Section 8.09 No Recourse or Personal Liability. Notwithstanding anything that may be expressed or implied in this Agreement to the contrary, Purchaser agrees and acknowledges, both for itself and its Affiliates, that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any of past, present or future director, officer, employee, incorporator, member, manager, partner, equityholder, Affiliate, agent, attorney or representative of the Company or Ferus (in its capacity as the sole member of the Company prior to the Closing) or any successor or assign thereof, whether in their capacity as such or otherwise, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no personal Liability whatsoever shall attach to, be imposed on or otherwise be incurred by any of such Persons, whether in their capacity as such or otherwise, for any obligation of the Company under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation, except in the event of Fraud by such Person.

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Section 8.10 Representation by Counsel. Each of the Parties hereby acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with consent and upon the advice of said independent counsel. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise, or rule of strict constriction applied, favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against the Party that drafted it is of no application and is hereby waived by the Parties.

Section 8.11 Deliveries to Purchaser. Any document or item will be deemed “delivered”, “provided”, or “made available” within the meaning of this Agreement if such document or item: (a) is included in the Data Room or (b) is actually delivered or provided to Purchaser or a Representative of Purchaser.

Section 8.12 Protected Communication. Neither Purchaser nor any of its Affiliates or any Person acting on their behalf shall, without the prior written consent of the Company, assert or waive or attempt to assert or waive any protection against disclosure with respect to any Protected Communications, including, but not limited to, the attorney-client privilege or work product protection, or to discover, obtain, use or disclose or attempt to discover, obtain, use or disclose any Protected Communications; provided, that in connection with any Litigation relating to or in connection with this Agreement, the events and negotiations leading to any of the Transactions contemplated herein, the foregoing shall not prohibit Purchaser from seeking proper discovery of non-privileged, non-work product Protected Communications.

Section 8.13 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, this Agreement has been executed by Purchaser and by the Company as of the date first above written.

PURCHASER:
DATACENTREX, INC.

By:	/s/ Parker Scott
Name:	Parker Scott
Title:	Chief Executive Officer

THE COMPANY:
ELNG EQUITY LLC

By:	/s/ Jeffrey A. Ball
Name:	Jeffrey A. Ball
Title:	President & CEO

[Signature Page to Common Unit Purchase Agreement]